Exhibit 4.12

Private & Confidential	Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Dated	18	February 2016

GAS-eighteen Ltd.	(1)
GAS-nineteen Ltd.
GAS-twenty Ltd.
GAS-twenty one Ltd.
and
GAS-twenty seven Ltd.

arranged by

ABN AMRO BANK N.V.,	(2)
DNB (UK) LTD.	(3)
and
DVB BANK AMERICA N.V.	(4)

with

DNB BANK ASA, LONDON BRANCH	(5)
as Agent and Security Agent

JUNIOR FACILITY AGREEMENT
$180,000,000 Loan Facility

Contents

Clause		Page

1	Definitions and interpretation	4

2	The Facility	31

3	Purpose	33

4	Conditions of Utilisation	33

5	Utilisation	35

6	Repayment	36

7	Illegality, prepayment and cancellation	36

8	Interest	40

9	Interest Periods	40

10	Changes to the calculation of interest	41

11	Fees	42

12	Tax gross-up and indemnities	44

13	Increased Costs	48

14	Other indemnities	49

15	Mitigation by the Lenders	51

16	Costs and expenses	51

17	Representations	53

18	Information undertakings	59

19	General undertakings	62

20	Dealings with Ship	67

21	Condition and operation of Ship	69

22	Insurance	73

23	Minimum security value	76

24	Chartering undertakings	80

25	Bank accounts	81

26	Business restrictions	82

27	Events of Default	85

28	Changes to the Lenders	90

29	Changes to the Obligors	93

30	Roles of Agent, Security Agent and Arrangers	94

31	Conduct of business by the Finance Parties	109

32	Sharing among the Finance Parties	111

33	Payment mechanics	113

34	Set-off	115

35	Notices	115

36	Calculations and certificates	117

37	Partial invalidity	118

38	Remedies and waivers	118

39	Amendments and waivers	118

40	Confidentiality	120

41	Confidentiality of Funding Rates and Reference Bank Quotations	121

42	Counterparts and waiver of immunity	122

43	Governing law	124

44	Enforcement	124

Schedule 1 The original parties		125

Schedule 2 Ship information		131

Schedule 3 Conditions precedent		133

Schedule 4 Utilisation Request		138

Schedule 5 Form of Transfer Certificate		140

THIS AGREEMENT is dated                February 2016 and made between:

(1)	THE ENTITIES listed in Schedule 1 as borrowers (the Borrowers);

(2)	ABN AMRO BANK N.V., DNB (UK) LTD. and DVB BANK AMERICA N.V. as mandated lead arrangers (whether acting individually or together, the Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(4)	ABN AMRO BANK N.V. and DNB (UK) LTD. as bookrunners (the Bookrunners);

(5)	DNB BANK ASA, LONDON BRANCH as agent for the other Finance Parties (the Agent); and

(6)	DNB BANK ASA, LONDON BRANCH as security agent for the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

SECTION 1 - INTERPRETATION

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

12 Month Expiry Date has the meaning given to such term in clause 23.14.1 (Additional security 12 months prior to Charter’s or Replacement Charter’s expiry).

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 25 (Bank accounts).

Account Bank means, in relation to any Account, either the Security Agent acting through its London Branch or another bank or financial institution approved by the Majority Lenders at the request of the Borrowers.

Account Security means, in relation to an Account, a second priority deed or other instrument by the relevant Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Advance A means an advance of the Total Commitments in respect of Ship A up to the lesser of (a) 30,000,000 and (b) 16.67 per cent of the Total Commitments on the date of this Agreement or (as the context may require) the outstanding principal amount of such borrowing.

Advance B means an advance of the Total Commitments in respect of Ship B up to the lesser of (a) 30,000,000 and (b) 16.67 per cent of the Total Commitments on the date of this Agreement or (as the context may require) the outstanding principal amount of such borrowing.

Advance C means an advance of the Total Commitments in respect of Ship C up to the lesser of (a) 30,000,000 and (b) 16.67 per cent of the Total Commitments on the date of this Agreement or (as the context may require) the outstanding principal amount of such borrowing.

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Advance D means an advance of the Total Commitments in respect of Ship D up to the lesser of (a) 30,000,000 and (b) 16.67 per cent of the Total Commitments on the date of this Agreement or (as the context may require) the outstanding principal amount of such borrowing.

Advance E means an advance of the Total Commitments in respect of Ship E up to the lesser of (a) 60,000,000 and (b) 33.32 per cent of the total Commitments on the Utilisation Date or (as the context may require) the outstanding principal amount of such borrowing

Advances means Advance A, Advance B, Advance C, Advance D and Advance E and Advance means any of them

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as agent under this Agreement.

Approved Exchange means NYSE, NASDAQ or any other reputable stock exchange agreed by GasLog and the Majority Lenders.

Approved Flag State means each of the Cayman Islands, Hong Kong, Greece, the Marshall Islands, Singapore or the United Kingdom or such other flag state approved by the Lenders.

Approved Valuers means Clarkson Platou Securities, Fearnleys AS, Simpson, Spence & Young Limited, Affinity LNG LLP, Poten & Partners and Braemar Seascope Limited or such other independent reputable shipbrokers in respect of LNG ships agreed between the Borrowers and the Majority Lenders from time to time, provided that any such valuer may be withdrawn from the list of Approved Valuers upon the direction of the Majority Lenders (acting reasonably), in which case such valuer may not then be appointed to provide valuations unless it is once more approved by agreement between the Borrowers and the Majority Lenders.

Auditors means such auditors appointed by the Group from time to time, details of which shall be notified to the Agent as soon as reasonably practicable following appointment.

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.

Available Commitment means a Lender’s Commitment minus the amount of its participation in the Loan drawn by the Borrower(s).

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)	any law or regulation implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.
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Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

BG Bullet Facilities means:

(a)	a loan facility of up to $325,500,000 made available to, among others, Borrower A pursuant to a loan agreement dated 1 April 2014;

(b)	a loan facility of up to $325,500,000 made available to Borrower B, Borrower C and Borrower D pursuant to a loan agreement dated 14 May 2014;

(c)	a senior loan facility of up to $325,000,000 made available to Borrower E and Gas-twenty six Ltd. pursuant to a senior loan agreement dated 25 March 2015; and

(d)	a junior loan facility of up to $135,000,000 made available to Borrower E and Gas-twenty six Ltd. pursuant to a junior loan agreement dated 25 March 2015.

Blocked Deposit Account means any Account described as a “Blocked Deposit Account” under clause 25 (Bank accounts).

Borrower A means the Borrower described as such in Schedule 1 (The original parties).

Borrower B means the Borrower described as such in Schedule 1 (The original parties).

Borrower C means the Borrower described as such in Schedule 1 (The original parties).

Borrower D means the Borrower described as such in Schedule 1 (The original parties).

Borrower E means the Borrower described as such in Schedule 1 (The original parties).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Advance or Unpaid Sum to the last day of the current Interest Period in respect of the Advance or Unpaid Sum had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
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exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, Piraeus, Paris and (in relation to any date for payment or purchase of dollars) New York.

Change of Control occurs if otherwise than in accordance with the provisions of clause 19.6 (Change of business or ownership):

(a)	two or more persons acting in concert or any individual person (other than the current beneficial owners of the Relevant Company) has or acquires the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of GasLog; or

(b)	GasLog Carriers ceases to be a wholly owned subsidiary of either GasLog or GLOP (if GasLog Carriers has become a wholly owned subsidiary of GLOP in accordance with clause 19.6 (Change of business or ownership); or

(c)	less than a majority of the directors of GLOP are appointed by GasLog Partners GPLLC (on behalf of GasLog); or

(d)	GasLog Partners GPLLC ceases to be a wholly-owned subsidiary of GasLog; or

(e)	GasLog Partners GPLLC ceases to be the general partner of GLOP; or

(f)	GPHL ceases to be a wholly-owned subsidiary of GLOP; or

(g)	Borrower B, Borrower C or Borrower D ceases to be a wholly-owned subsidiary of GPHL or, as the case may be, GasLog Carriers;

(h)	prior to Drop Down 1, either of Borrower A or Borrower E ceases to be a wholly-owned subsidiary of GasLog Carriers; or

(i)	prior to Drop Down 2, the Borrower subject to Drop Down 1 ceases to be a wholly-owned subsidiary of GPHL or the remaining Borrower which continues to be a wholly-owned subsidiary of GasLog Carriers upon or after Drop Down 1 ceases to be a wholly-owned subsidiary of GasLog Carriers ; or

(j)	upon or after Drop Down 2, either of Borrower A or Borrower E ceases to be a wholly-owned subsidiary of GPHL or, as the case may be, GasLog Carriers.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means, in relation to a Ship, the charter commitment for that Ship approved by the Lenders details of which are provided in Schedule 2 (Ship information).

Charter Assignment means a second priority assignment by the relevant Owner of its interest in the Charter Documents in favour of the Security Agent in the agreed form.

Charter Documents means, in relation to a Ship, the Charter or a Replacement Charter for that Ship, any documents supplementing it and any guarantee or security given by any person for the relevant Charterer’s obligations under it.

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Charter Expiry Notice has the meaning given to such term in clause 23.14.1 (Additional security 12 months prior to Charter’s or Replacement Charter’s expiry).

Charter Master Agreement means the master time charter party agreement in respect of Ship E (among others) dated 25 March 2015 entered into between Borrower E, GAS-twenty six Ltd. and the Charterer.

Charterer means, in relation to a Ship, the charterer named in Schedule 2 (Ship information) as charterer of that Ship, or such other charterer of that Ship under a Replacement Charter.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in Schedule 2 (Ship information) or another classification society being a member of the International Association of Classification Societies or, if such association no longer exists, any similar association nominated by the Borrowers and, in any event, as approved by the Majority Lenders as its Classification Society (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commercial Manager means GasLog or another manager appointed as the commercial manager of a Ship by the relevant Owner in accordance with clause 20.4 (Manager).

Commitment means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents, the Charter Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Group Member or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 40 (Confidentiality); or
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(B)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

Confirmation Memorandum means the confirmation memorandum in respect of Ship E regulated by the Charter Master Agreement, details of which are provided in Schedule 2 (Ship information).

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

CRD IV means directive 2013/36/EU of the European Union.

CRR means regulation 575/2013 of the European Union.

Deed of Covenant means, in relation to a Ship, a second deed of covenant by the relevant Owner in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in an Advance available or has notified the Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; and
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(b)	a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Drop Down means either a Drop Down 1 or a Drop Down 2.

Drop Down 1 means a transfer of shares in either one of Borrower A or Borrower E to GPHL or GLOP directly or indirectly, in accordance with the provisions of clause 19.6 (Change of business or ownership) and being the first such transfer to occur.

Drop Down 2 means a transfer of shares in both Borrower A and Borrower E or, if a Drop Down 1 has previously occurred, a transfer of the shares in whichever of Borrower A or Borrower E remained with Gaslog Carriers following Drop Down 1, in either case, to GPHL or GLOP directly or indirectly, in accordance with the provisions of clause 19.6 (Change of business or ownership).

Earnings means, in relation to a Ship and a person, all money at any time payable (actually or contingently) to that person for or in relation to the use or operation of such Ship including, but not limited to, freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Enforcement Costs means any costs, expenses, liabilities or other amounts in respect of which any amount is payable under clauses 14.4 (Indemnity concerning security) or 16.3 (Enforcement, preservation and other costs) or under any other Finance Document to which those provisions apply and any remuneration payable to a Receiver in connection with any Security Documents.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.
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Environmental Incident means any Spill from any Fleet Vessel in circumstances where:

(a)	any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 27 (Events of Default).

Facility means the term loan facility made available under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has irrevocably, indefeasibly and unconditionally been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,
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or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter dated on or before the date of this Agreement between the Arrangers (or any of them) and the Borrowers (or the Agent or the Bookrunner and the Borrowers) setting out, inter alia, any of the fees referred to in clause 11 (Fees).

Final Repayment Date means, in relation to each Advance, subject to clause 33.7 (Business Days), the earlier of (a) 24 months after the relevant Utilisation Date for that Advance and (b) 8 April 2018.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate, the Intercreditor Agreement and any deed of accession supplemental to it and any other document designated as such by the Agent and the Borrowers.

Finance Party means the Agent, the Security Agent, any Arranger, the Bookrunner or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value shall be taken into account and/or, if any actual amount is due as a result of the termination or close out of a Treasure Transaction, that also shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
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(j)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (i) above.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information) or another Approved Flag State (provided that the provisions of clause 20.1(b) (Ship’s name and registration) are complied with), or such other state or territory as may be approved in writing by the Lenders in accordance with clause 20.1(b), at the request of the relevant Owner, as being the “Flag State” of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Ship and any other vessel directly or indirectly owned by any Obligor or any Subsidiary of an Obligor.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 10.4 (Cost of funds).

GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

GasLog means the company described as such in Schedule 1 (The original parties).

GasLog Carriers means the company described as such in Schedule 1 (The original parties).

GasLog Carriers Guarantee means the guarantee, executed by GasLog Carriers in favour of the Security Agent in the agreed form.

GasLog Guarantee means the guarantee, executed by GasLog in favour of the Security Agent in the agreed form.

GasLog LNG means the company described as such in Schedule 1 (The Original Parties).

GLOP means GasLog Partners LP, a master limited partnership formed under the laws of the Marshall Islands and listed with an Approved Exchange.

GLOP Guarantee means the guarantee to be executed by GLOP in favour of the Security Agent in the agreed form pursuant to clause 19.6 (Change of business or ownership).

GPHL means GasLog Partners Holdings LLC, a limited liability corporation incorporated under the laws of the Marshall Islands.

GPHL Guarantee means the guarantee to be executed by GPHL in favour of the Security Agent in the agreed form pursuant to clause 19.6 (Change of business or ownership).

Group means GasLog and its Subsidiaries for the time being and GLOP and its Subsidiaries for the time being save that:

(a)	for the purposes of clause 18.1 (Financial Statements) in relation to GasLog or clause 5 of the GasLog Guarantee (financial covenants), it means GasLog and any other entity required to be treated as a Subsidiary of GasLog in the relevant person’s consolidated accounts in accordance with GAAP and/or any applicable law; and

(b)	for the purposes of clause 18.1 (Financial Statements) in relation to GLOP or clause 5 of the GLOP Guarantee (financial covenants), it means GLOP and any other entity required to be treated as a Subsidiary of GLOP in the relevant person’s consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

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Guarantees means:

(a)	prior to Drop Down 2, the GasLog Guarantee, the GasLog Carriers Guarantee, the GLOP Guarantee and GPHL Guarantee; or

(b)	upon or after Drop Down 2, the GasLog Guarantee, the GLOP Guarantee and GPHL Guarantee,

and Guarantee means any of them.

Guarantors means:

(a)	prior to Drop Down 2, GasLog, GasLog Carriers, GPHL and GLOP; or

(b)	upon or after Drop Down 2, GasLog, GLOP and GPHL,

and Guarantor means any of them.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Increased Costs has the meaning given to it in clause 13.1 (Increased Costs).

Indemnified Person means:

(a)	each Finance Party and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of each Finance Party and each Receiver; and

(c)	any officers, employees or agents of each Finance Party and each Receiver.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official, other than, in each case, any Undisclosed Administration;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
14

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, other than, in each case, any Undisclosed Administration;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to such Ship’s Deed of Covenant or in another form approved by the Lenders.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship’s owner or the joint names of its owner and any other person in respect of or in connection with such Ship and/or its owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Intercreditor Agreement means the intercreditor agreement dated on or about the date of this Agreement and entered into between, inter alios, the Agent, the Security Agent, the Lenders, the Borrowers and the Senior Finance Parties.

Interest Period means, in relation to an Advance, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to an Advance or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
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(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. on the Quotation Day.

Last Availability Date means 8 April 2016 (or such later date as may be approved by the Lenders).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Period Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided to the Agent pursuant to the conditions precedent set out in Schedule 3 (Conditions precedent); and

(e)	the principle that an assignment of protection and indemnity risks insurance may only be valid and effective against a third party for limited purposes permitted under the terms of the entry of a Ship with a protection and indemnity risks association, as supplemented by any letter of undertaking issued by such a protection and indemnity risks association.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

LIBOR means, in relation to an Advance or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for dollars for the relevant Interest Period, the Interpolated Screen Rate for the relevant Interest Period; or

(c)	if no Screen Rate is available for dollars for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Interest Period, the Reference Bank Rate,

as of 11:00 a.m. on the Quotation Day for the offering of deposits in dollars for a period equal in length to the Interest Period for the Advance or relevant part of it or Unpaid Sum and, if that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

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Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to such Ship’s Deed of Covenant or in another form approved by the Lenders.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means in respect of each of Ship A, Ship B, Ship C and Ship D, $3,000,000 (or the equivalent in any other currency) and in respect of Ship E $5,000,000 (or the equivalent in any other currency).

Majority Lenders means:

(a)	if no part of the Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66 2/3 per cent of the Loan.

Manager means the Commercial Manager or the Technical Manager (as the case may be) and Managers mean both of them.

Manager’s Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form pursuant to clause 20.4 (Manager).

Margin means:

(a)	for the period from the date of this Agreement until the date six months after the first Utilisation Date (the Initial Period), 4 per cent per annum;

(b)	for the period from the end of the Initial Period until the date twelve months after the first Utilisation Date (the Second Period), 4.5 per cent per annum;

(c)	for the period from the end of the Second Period until the date fifteen months after the first Utilisation Date (the Third Period), 5 per cent per annum;

(d)	for the period from the end of the Third Period until the date eighteen months after the first Utilisation Date (the Fourth Period), 5.5 per cent per annum;

(e)	for the period from the end of the Fourth Period until the date twenty one months after the first Utilisation Date (the Fifth Period), 6 per cent per annum;

(f)	for the remainder of the Facility Period, 6.5 per cent per annum.

Material Adverse Effect means

(a)	in respect of clauses 17.5.2, 17.14.2, 17.15, 17.16, 17.17 and 17.18 on the dates of this Agreement, the first Utilisation Request and the first Utilisation only, a material adverse effect on:

(i)	the business, operations, property, financial condition or performance of any of the Obligors or the Group taken as a whole;
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(ii)	the ability of an Obligor to perform its obligations under any of the Finance Documents; and

(iii)	the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents; and

(b)	at all other times, a material adverse effect on:

(i)	the business, operations, property, financial condition or performance of any of the Obligors or the Group taken as a whole, which prejudices the ability of an Obligor to perform its obligations under the Finance Documents; or

(ii)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means 115 per cent of the aggregate of the Loan and, if any, the Senior Loan outstanding at such time.

Mortgage means, in relation to a Ship, a second priority or, as applicable, preferred, mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent.

Mortgage Period means, in relation to a Ship, the period from the date the Mortgage over such Ship is executed and registered until the date such Mortgage is released and discharged or the Total Loss Repayment Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

Obligors means the parties to the Finance Documents (other than Finance Parties, the Charterers and the Managers) and Obligor means any one of them.

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Group for its financial year ended 31 December 2014;

(b)	the unaudited financial statements of each of the Borrowers and each of the Guarantors (other than GasLog) for their respective financial years ended 31 December 2014 other than in respect to GAS-twenty seven Ltd; and

(c)	the unaudited financial statements for GAS-twenty seven Ltd. for the half year ended 30 June 2015.

Original Security Documents means:

(a)	the Guarantees;
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(b)	the Mortgage over each of the Ships;

(c)	the Deed of Covenant in relation to each of the Ships;

(d)	the Share Security in relation to each Borrower;

(e)	the Charter Assignment in relation to each Ship’s Charter Documents;

(f)	the Account Security;

(g)	any Manager’s Undertaking in relation to a Ship if required under clause 20.4 (Manager); and

(h)	the Quiet Enjoyment Agreement in relation to each of the Ships.

Owner means, in relation to a Ship, the Borrower specified against the name of such Ship in Schedule 2 (Ship information).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Maritime Liens means, in relation to a Ship:

(a)	unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of such Ship for an amount not exceeding the Major Casualty Amount for such Ship (unless the relevant Owner has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for the cost of such work in accordance with clause 21.14 (Repairer’s liens));

(b)	any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;

(c)	liens for master’s disbursements incurred in the ordinary course of business and any other lien arising by operation of law in the ordinary course of the business, repair or maintenance of such Ship, in each case securing obligations not more than 30 days overdue;

(d)	any lien on such Ship for salvage; and

(e)	any other lien on such Ship arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not more than 14 days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the arrest, sale, forfeiture or loss of, or of any interest in, such Ship or any interference with its operation.

Permitted Security Interests means, in relation to any Ship, any Security Interest over it which is:

(a)	granted under the Finance Documents; or

(b)	during the Senior Facility Period, granted under the Senior Facility Security Documents; or

(c)	a Permitted Maritime Lien; or
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(d)	any Security Interest created in favour of a claimant or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower is actively pursuing a claim or defending such proceedings or arbitration in good faith; or

(e)	any Security Interest arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps; or

(f)	approved by the Majority Lenders,

PROVIDED that in the case of (d) and (e) above the relevant liens (or any claim relating thereto) are, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), covered by insurance or, as the case may be, appropriate reserves held with the Account Bank in an Account acceptable to the Agent.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Prohibited Person means any person:

(a)	with whom transactions are prohibited or restricted under:

(i)	OFAC; or

(ii)	any other United States of America government sanction, laws or regulations including, without limitation, persons or organisations on the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List, Sectoral Sanctions Identifications List and Terrorism Exclusion List;

(iii)	European Union sanctions laws or regulations, including without limitation persons or organisations on the European Union Restricted Person Lists issued under Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005, Council Regulation (EU) No 833/2014 and Council Regulation (EU) No 692/2014;

(iv)	United Kingdom government sanctions laws or regulations, including without limitation persons or organisations on Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and Investment Ban List;

(v)	United Nations sanctions laws or regulations, including without limitation persons or organisations on the United Nations Consolidated List established and maintained by the 1267 Committee;

(vi)	Australian sanctions law or regulations, including without limitation persons or organisations on the sanctions list issued and administered by the Australian Department of Foreign Affairs and Trade;

(vii)	Norwegian sanctions laws or regulations, including without limitation persons or organisations on the sanctions lists issued and administered by the Norwegian Ministry of Foreign Affairs; and

(viii)	any similar list issued by any Sanctions Authorities.

Quiet Enjoyment Agreement means, in respect of a Ship, a letter by the Security Agent addressed to, and acknowledged by, the relevant Charterer of the Ship in an agreed form.

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Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank could borrow funds in the Interbank Market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(b)	if different, as the rate (if any and applied to the relevant Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Reference Banks means the principal offices in London of DNB Bank ASA, ABN AMRO Bank N.V. and/or such other entities as may be appointed by the Agent with the consent of the Borrowers.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Company means a person acceptable to the Lenders in their discretion which shall on or before the date of this Agreement be identified to the Lenders.

Relevant Percentage means in relation to each of Ship A, Ship B, Ship C and Ship D, 16.67 per cent and, in relation to Ship E, 33.32 per cent.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repeating Representations means each of the representations and warranties set out in clauses 17.1 (Status) to 17.10 (Ranking and effectiveness of security), 17.16 (No breach of laws), 17.19 (Anti-corruption law), 17.20 (Security and Financial Indebtedness), 17.21 (Legal and beneficial ownership), 17.22 (Shares), 17.24 (No adverse consequences), 17.25 (Copies of documents), 17.26 (No breach of any Charter Document), 17.27 (No immunity), 17.31 (Sanctions) and 17.32 (No money laundering).

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Replacement Charter means, in relation to a Ship, a charter commitment in respect of that Ship (other than the Charter for that Ship) which:

(a)	is approved by the Lenders;

(b)	is for a period and at a charter rates approved by the Lenders;

(c)	is in full force and effect;

(d)	is entered into with a Charterer whose credit standing is approved by the Lenders;

(e)	is subject to a Security Interest which is granted in favour of the Security Agent;

(f)	if relevant, is subject to a Quiet Enjoyment Agreement; and

(g)	satisfies such other terms as may reasonably be required by the Agent (acting on the instructions of the Lenders).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Revenue Account means any Account designated as a “Revenue Account” under clause 25 (Bank accounts).

Reverse Drop Down means, in respect of any Borrower which is owned by GPHL or GLOP directly or indirectly, a transfer of its shares to GasLog or a Subsidiary of GasLog, in accordance with the provisions of clause 19.6 (Change of business or ownership).

Sanctions means any economic or trade sanctions laws, regulations, order or embargoes administered, enacted or enforced by any Sanctions Authority.

Sanctions Authority means any of:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the government of United Kingdom;

(d)	the European Union (and/or any member state thereof); or

(e)	the government of Australia;

(f)	the government of Norway; and

(g)	in respect of an Obligor, its jurisdiction of incorporation,

and includes any relevant government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT), the Norwegian Ministry of Foreign Affairs and the Australian Department of Foreign Affairs and Trade

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication

22

by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders.

Security Agent includes any person as may be appointed security agent and trustee for the Lenders under this Agreement.

Security Documents means:

(a)	the Original Security Documents; and

(b)	any other document as may after the date of this Agreement be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the aggregate of the values of the Mortgaged Ships which have not then become a Total Loss or been sold in accordance with clause 7.6.2 (Sale or Total Loss) (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) and (b) the value of any additional security then held by the Security Agent provided under clause 23 (Minimum security value), in each case as most recently determined in accordance with this Agreement.

Senior Facility means the loan facility of up to $396,500,000 made, or as the context may require, to be made available to the Borrowers on or about the date hereof pursuant to the Senior Facility Agreement.

Senior Facility Agreement means the facility agreement in respect of the Senior Facility entered or, as the context may require, to be entered into between, the Borrowers and the Senior Facility Finance Parties.

Senior Facility Finance Documents means the documents described as “Finance Documents” under the Senior Facility Agreement.

Senior Facility Finance Parties means the banks and financial institutions which are party to the Senior Facility Agreement.

Senior Facility Period means the period from and including the date of the Senior Facility Agreement to and including the date on which the Total Commitments (as such term is defined in the Senior Facility Agreement) in respect of the Senior Facility have reduced to zero and all indebtedness of the Obligors under the Senior Finance Documents have irrevocably and unconditionally been fully paid and discharged.

Senior Facility Security Documents means any Security Interest granted by the Obligors to secure the Senior Facility and which are approved pursuant to the Intercreditor Agreement.

Senior Loan means the loan made or to be made under the Senior Facility or the principal amount outstanding for the time being of that loan.

Share Security means, in relation to each Borrower, the document constituting a second Security Interest by its Holding Company in favour of the Security Agent in the agreed form in respect of all of the shares in such Borrower.

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Ship A means the ship described as such in Schedule 2 (Ship information).

Ship B means the ship described as such in Schedule 2 (Ship information).

Ship C means the ship described as such in Schedule 2 (Ship information).

Ship D means the ship described as such in Schedule 2 (Ship information).

Ship E means the ship described as such in Schedule 2 (Ship information).

Ship Commitment means, in relation to a Ship, the amount specified against the name of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.

Ship Representations means each of the representations and warranties set out in clauses 17.28 (Ship status) and 17.29 (Ship’s employment).

Ships means each of Ship A, Ship B, Ship C, Ship D and Ship E, each as described in Schedule 2 (Ship information) and Ship means any of them.

Spill means any spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50 per cent.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Technical Manager means GasLog LNG or another manager appointed as the technical manager of a Ship by the relevant Owner in accordance with clause 20.4 (Manager).

Total Commitments means the aggregate of the Commitments as at the date of this Agreement, being an amount equal to the lesser of (i) $180,000,000 and (ii) 25 per cent. of the aggregate market value of the Ships as determined pursuant to clause 23 (Minimum security value).

Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity;

(c)	condemnation, capture, seizure, arrest or detention for more than 30 days; or

(d)	hijacking or theft for more than 60 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the vessel is given to its insurers; or
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(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened;

(d)	in the case of condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened; and

(e)	in the case of hijacking or theft, the date 60 days after the date upon which it happened.

Total Loss Repayment Date means where a Ship has become a Total Loss, the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transaction Document means:

(a)	each of the Finance Documents;

(b)	each of the Senior Facility Finance Documents; and

(c)	each Charter Document.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers or at any time after the occurrence of an Event of Default, in any other form required by the Agent.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)	the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and
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(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Undisclosed Administration means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the laws of the country where that Lender is subject to home jurisdiction supervision and/or regulation, if applicable law requires that such appointment is not to be publicly disclosed.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to London time;

(e)	any person includes its successors in title, permitted assignees or transferees;

(f)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(g)	two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares in GasLog by any of them, either directly or indirectly to obtain or consolidate control of GasLog;
26

(h)	agreed form means:

(i)	where a Finance Document has already been executed by the Agent or the Security Agent, such Finance Document in its executed form;

(ii)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent (acting on the instructions of the Lenders) and the Borrowers, whether before or after the date of this Agreement, as the form in which that Finance Document is to be executed or another form approved by the Lenders at the request of the Borrowers;

(i)	approved by the Majority Lenders and approved mean approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as they may respectively impose) and approval and approve shall be construed accordingly;

(j)	assets includes present and future properties, revenues and rights of every description;

(k)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(l)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(m)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(C)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(ii)	the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

and controlled shall be construed accordingly;

(n)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(o)	dollar/$ means the lawful currency of the United States of America;

(p)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11:00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);
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(q)	a government entity means any government, state or agency of a state;

(r)	a group of Lenders includes all the Lenders;

(s)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(t)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(u)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

and the above rules will only apply to the last month of any period;

(v)	an obligation means any duty, obligation or liability of any kind;

(w)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(x)	pay, prepay or repay in clause 26 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(y)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(z)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(aa)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(bb)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(cc)	(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous
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person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(dd)	an entity is a “wholly-owned subsidiary” of another entity if it has no members except that other and that other’s wholly-owned subsidiaries or persons acting on behalf of that other or its wholly-owned subsidiaries; and

(ee)	a provision of law is a reference to that provision as amended or re-enacted.

1.2.2	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.2.3	Section, clause and Schedule headings are for ease of reference only.

1.2.4	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.5	A Default (other than an Event of Default) is continuing if it has not been remedied or waived to the satisfaction of the Agent acting on the instructions of the Lenders and an Event of Default is continuing if it has not been waived or remedied to the satisfaction of the Agent acting on the instructions of the Lenders.

1.2.6	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

1.3.2	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.3.3	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents

The terms of the Finance Documents (other than the Intercreditor Agreement and other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of

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any Finance Document (other than the Intercreditor Agreement and other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.6	Intercreditor Agreement

The terms of the Finance Documents are subject to the terms of the Intercreditor Agreement and, in the event of any conflict between any provision of any Finance Documents and any provision of the Intercreditor Agreement, the relevant provision of the Intercreditor Agreement shall prevail.

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SECTION 2 - THE FACILITY

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 30.27 (All enforcement action through the Security Agent)) and 31.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2.3	Borrowers’ rights and obligations

2.3.1	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

2.3.2	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(a)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(b)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(c)	agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

2.3.3	The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

2.3.4	If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.
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2.3.5	The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

2.3.6	Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.3.7	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

2.3.8	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or
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(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

3	Purpose

3.1	Purpose

The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Use

The Ship Commitment for each Ship shall be made available solely for the purpose of refinancing outstanding amounts owing by the Owners of the Ships under the BG Bullet Facilities.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the date of this Agreement, the Agent, or its duly authorised representative, has received all of the documents and the evidence listed in Part 1 of Schedule 3 (Conditions precedent to this Agreement) in form and substance satisfactory to the Agent.

4.2	Conditions precedent to Utilisation

The Ship Commitment in respect of a Ship shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent to Utilisation) in relation to such Ship in form and substance satisfactory to the Agent.

4.3	Notice to Lenders

The Agent shall notify the Borrowers and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4.

4.4	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the Repeating Representations and, in relation to the first Utilisation, all of the other representations set out in clause 17 (Representations), are true; and

(c)	in relation to the Utilisation of the Ship Commitment for a Ship, the Ship Representations are true so far as they relate to that Ship.
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4.5	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders, provided however that the conditions set out under clauses 2, 6, 7, 8 and 9 of Part 1 and clauses 3, 5, 6, 8 ,9, 12, 16, 17 and 18 of Part 2 of Schedule 3 (Conditions Precedent) may only be waived by the Agent acting on the instructions of all the Lenders.

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SECTION 3 - UTILISATION

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. five Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

5.2.1	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date, in respect of an Advance, is a Business Day falling not later than the Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and it identifies the relevant Ship Commitments to which it relates.

5.2.2	Up to five Advances (one in respect of each Ship) may be requested in the Utilisation Request.

5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be dollars and the amount of the proposed Advance must, in relation to a Ship, be the lesser of: (a) the Ship Commitment for that Ship and (b) the Relevant Percentage for that Ship of the Total Commitments or, if less, the undrawn amount of the Available Facility (which amount when aggregated with the outstanding Loan must not exceed the Total Commitments) and PROVIDED THAT the Security Value of the Ships shall always exceed the Minimum Value.

5.3.2	Only one Utilisation may be made in respect of each Ship.

5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in the Advance will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Advance.

5.4.3	The Agent shall promptly notify each Lender of the amount of the Advance and the amount of its participation in the Advance.

5.4.4	The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrowers or for the account of any of them in accordance with the instructions contained in the Utilisation Request.
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SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION

6	Repayment

On the applicable Final Repayment Date (without prejudice to any other provision of this Agreement) each Advance shall, to the extent not previously reduced, be repaid in full together with all outstanding amounts under this Agreement and all other Finance Documents.

7	Illegality, prepayment and cancellation

7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful or otherwise impossible for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Holding Company of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled and any undrawn Advances shall each be correspondingly reduced rateably; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to clause 39.5 (Replacement of Lender), the Borrowers shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrowers or, if earlier, the date specified by that Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lenders’ corresponding Commitment shall be cancelled in the amount of the participation repaid.

7.2	Change of Control, Drop Down and transfer of shares in Gaslog Carriers

7.2.1	If there is a Change of Control, the Agent shall by notice to the Borrowers cancel the Total Commitments, with effect from the date 10 Business Days after such Change of Control occurs, and the Borrowers shall prepay the Loan within 10 Business Days after such Change of Control in full together with all other amounts outstanding under this Agreement and the other Finance Documents.

7.2.2	If GasLog ceases to be listed on an Approved Exchange or, in the case of GLOP, if GLOP ceases to be listed on an Approved Exchange for any reason other than as a result of a decision to de-list taken voluntarily by or on behalf of GLOP, the Agent shall cancel the Total Commitments, with effect from the date 10 Business Days after such de-listing occurs, and the Borrowers shall prepay the Loans within 10 Business Days after such de-listing occurs in full together with all other amounts outstanding under this Agreement and the other Finance Documents.

7.2.3	Upon the occurrence of a Drop Down in respect of any Borrower or Borrowers, the Borrowers shall prepay the Advance under this Facility in respect of the Ship or Ships owned by the Borrower or Borrowers subject to the Drop Down.

7.2.4	Upon the occurrence of a transfer of shares of Gaslog Carriers to GLOP or to a wholly owned direct Subsidiary of GLOP, the Borrowers shall prepay the Advance or Advances under this Facility in respect of the Ship or Ships owned by the Borrower or Borrowers which, as at the time of such transfer, are wholly owned Subsidiaries of Gaslog Carriers.
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7.3	Voluntary cancellation

The Borrowers may, if they give the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000 and a multiple of $1,000,000) of any part of any Ship Commitment which is undrawn at the proposed date of cancellation. Any cancellation under this clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary prepayment

7.4.1	Subject to clause 7.4.2 the Borrowers may, if they give the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of an Advance (but if in part, being an amount that reduces the amount of the relevant Advance by a minimum amount of $5,000,000 and which is a multiple of $1,000,000) on the last day of an Interest Period in respect of the amount to be prepaid.

7.4.2	Prepayments under clause 7.4.1 above shall, at the election of the Borrowers (subject to no Event of Default having occurred and being continuing) be applied either:

(a)	in whole, to an Advance in respect of any Ship (other than Ship E) including the relevant advance for that Ship under the Senior Facility; or

(b)	in part or in whole, in prepayment of the Loan and the Senior Loan and in such case the prepayment shall be applied across the Loan (on a pro rata basis) in the first instance and then pro rata to the Advances under the Senior Facility.

7.5	Right of replacement or cancellation and prepayment in relation to a single Lender

7.5.1	If:

(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up);

(b)	any Lender claims indemnification from the Borrowers under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs); or

(c)	any Lender becomes a Defaulting Lender;

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with clause 7.5.4.

7.5.2	On receipt of a notice referred to in clause 7.5.1 above, the Commitments of that Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with clause 7.5.4) the Total Commitments shall each be reduced accordingly. The Agent shall as soon as practicable after receipt of a notice referred to in clause 7.5.1(c) above, notify all the Lenders.

7.5.3	On the last day of each Interest Period which ends after the Borrowers have given notice under clause 7.5.1 above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loan.

7.5.4	The Borrowers may, in the circumstances set out in clause 7.5.1, on 15 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to undertake and does undertake all the obligations of the assigning Lender in
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accordance with clause 28 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the assignment equal to the aggregate of:

(a)	the outstanding principal amount of such Lender’s participation in the Loan;

(b)	all accrued interest owing to such Lender;

(c)	except where the relevant Lender is being replaced because it has become a Defaulting Lender, the Break Costs which would have been payable to such Lender pursuant to clause 10.6 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(d)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

7.5.5	The replacement of a Lender pursuant to clause 7.5.4 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(c)	in no event shall the Lender replaced under clause 7.5.4 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(d)	the Lender shall only be obliged to assign its rights pursuant to clause 7.5.4 above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

A Lender shall perform the checks described in clause 7.5.5(d) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.5.4 above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

7.6	Sale or Total Loss

7.6.1	If a Ship becomes a Total Loss before its Ship Commitment has become available for borrowing under this Agreement, the Total Commitments shall immediately be reduced by the Ship Commitment for such Ship and such Ship Commitment shall be reduced to zero.

7.6.2	On a Mortgaged Ship’s Disposal Repayment Date:

(a)	the Total Commitments will be reduced by the Ship Commitment for such Ship;

(b)	subject to the Senior Facility Finance Documents, the Borrowers shall prepay the Ship Commitment for such Ship which has become a Total Loss and shall ensure that the Minimum Value is maintained; and

(c)	the Borrowers shall ensure that, immediately following such prepayment, the Security Value is equal to or greater than the Minimum Value.

7.7	Charter termination

Except with approval, if following the date of this Agreement:

7.7.1	a Charter or a Replacement Charter is for any reason and by any method cancelled, terminated or rescinded prior to the expiry of its initial term except where a Replacement Charter to such Charter or a Replacement Charter has been entered into by the date falling 30 days after such cancellation, termination or rescission or such later date as the Lenders may agree if they are satisfied that either a Replacement Charter shall be entered into or that a re-financing of the
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Advance for the Ship relating to such Charter will be implemented, in either case within such period; or

7.7.2	a competent court or arbitration panel decides that a Charter or Replacement Charter has been validly cancelled, terminated or rescinded prior to the expiry of its initial term except where a Replacement Charter to such Charter has been entered into by the date falling 30 days after such cancellation, termination or rescission, then the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers with effect from the date ten Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) (the Relevant Prepayment Date) cancel the Ship Commitment for such Ship and the undrawn Total Commitments shall then be reduced by that corresponding amount.

7.7.3	On the Relevant Prepayment Date, the Borrowers shall at the Borrowers’ option, subject to the Senior Facility Finance Documents, either

(a)	prepay the then outstanding amount of the Advance in respect of such Ship; or

(b)	provide cash collateral in an amount equal to the then outstanding amount of the Advance in respect of such Ship in accordance with clause 23.13 (Creation of additional Security).

7.8	Automatic cancellation

Any part of the Total Commitments which has not become available by the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

7.9	Restrictions

7.9.1	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.9.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7.9.3	The Borrowers may not reborrow any part of the Facility which is repaid or prepaid.

7.9.4	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.9.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.9.6	If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

7.9.7	Any partial amount of the Loan prepaid or cancelled under this Agreement shall be applied in reduction of the repayment under clause 6 (Repayment).
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SECTION 5 - COSTS OF UTILISATION

8	Interest

8.1	Calculation of interest

The rate of interest on each Advance for each Interest Period for that Advance is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrowers shall pay accrued interest on each Advance on the last day of each Interest Period for that Advance (and, if the Interest Period for that Advance is longer than three months, on the dates falling at three monthly intervals after the first day of the Interest Period).

8.3	Default interest

8.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is 200 basis points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing in accordance with this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent higher than the rate which would have applied if the overdue amount had not become due.

8.3.3	Default interest payable (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

8.4.1	The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

8.4.2	The Agent shall promptly notify the Borrowers of each Funding Rate relating to each Advance.

9	Interest Periods

9.1	Interest Periods

9.1.1	For each Advance of the Loan, the relevant Interest Period will be three months or any other period as agreed between the Borrowers and the Lenders.
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9.1.2	The first Interest Period for each Advance of the Loan shall start on the relevant Utilisation Date for that Advance and each subsequent Interest Period for each Advance of the Loan shall start on the last day of its preceding Interest Period.

9.1.3	No Interest Period shall extend beyond the Final Repayment Date.

9.2	Consolidation

The first and subsequent Interest Period for each Advance (other than the first Advance to be drawn) will end on the same day as the current Interest Period for any other Advance. On the last day of those Interest Periods, those Advances will be consolidated and treated as one Advance.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

10.1	Unavailability of Screen Rate

(a)	If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)	If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate, LIBOR shall be the Reference Bank Rate as of noon on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

10.2	Calculation of Reference Bank Rate

(a)	Subject to paragraph (b) below, if LIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about noon on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period and clause 10.4 (Cost of funds) shall apply to that Advance for that Interest Period.

10.3	Market disruption

If before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50 per cent. of the Total Commitments) that the cost to it of funding its participation in the relevant Advance from whatever source it may reasonably select would be in excess of LIBOR then clause 10.4 (Cost of funds) shall apply to the relevant Advance for the relevant Interest Period.

10.4	Cost of funds

(a)	If this clause 10.4 applies, the rate of interest on each Lender’s share of the relevant Advance for the Interest Period shall be the percentage rate per annum which is the sum of:
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(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the relevant Advance from whatever source it may reasonably select.

(b)	If this clause 10.4 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

(d)	If this clause 10.4 applies pursuant to clause 10.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the relevant Advance for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)	If this clause 10.4 applies pursuant to clause 10.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

10.5	Notification to Borrowers

If clause 10.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrowers.

10.6	Break Costs

10.6.1	The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or relevant part of it or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or relevant part of it or Unpaid Sum.

10.6.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Commitment commission

11.1.1	Without prejudice to any other commitment fee arrangements previously agreed between the Borrowers and the Bookrunner or, as the case may be, the Bookrunner and the other Arrangers, the Borrowers shall pay to the Agent (for the account of each Lender) a fee in dollars on that Lender’s Available Commitment computed at the rate per annum of 35 per cent of the Margin and calculated from the date of this Agreement (the “start date”).

11.1.2	The Borrowers shall pay the accrued commitment commission on the Last Availability Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Available Commitment at the time the cancellation is effective.
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11.2	Other fees

The Borrowers shall pay to the Agent (for its own account or for distribution to the appropriate Finance Parties, as applicable) the non-refundable fees in the amount and at the times agreed in any Fee Letter.

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SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

12	Tax gross-up and indemnities

12.1	Definitions

12.1.1	In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) any Indemnified Person which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a FATCA Deduction).

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1	The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:
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(a)	with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up);

(c)	to the extent a loss, liability or cost is compensated for by a payment under clause 12.4 (Indemnities on after Tax basis); or

(d)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a party.

12.3.3	A Protected Party making, or intending to make a claim under clause 12.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

12.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4	Indemnities on after Tax basis

12.4.1	If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.4.2	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.4.3	For the purposes of clauses 12.4.1 and 12.4.2 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

12.5	Tax Credit

If an Obligor makes a Tax Payment or Compensating Sum and the relevant Finance Party determines that:

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(a)	a Tax Credit is attributable to (A) an increased payment of which that Tax Payment or Compensating Sum forms part, (B) to that Tax Payment or Compensating Sum or (C) to a Tax Deduction in consequence of which that Tax Payment Compensating Sum was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment or Compensating Sum not been required to be made by the Obligor.

12.6	FATCA information

12.6.1	Subject to clause 12.6.3, each Party shall, within ten Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

12.6.2	If a Party confirms to another Party pursuant to clause 12.6.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.6.3	Clause 12.6.1 shall not oblige any Finance Party to do anything, and clause 12.6.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.6.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clauses 12.6.1(a) or 12.6.1(b) (including, for the avoidance of doubt, where clause 12.6.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7	FATCA Deduction

12.7.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
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12.7.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.8	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.9	Value added tax

12.9.1	All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.9.2 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

12.9.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under or in connection with a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

12.9.3	Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.9.4	Any reference in clauses 12.9.1 to 12.9.5 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.9.5	In relation to any supply made by a Finance Party to any party under or in connection with a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other
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information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13	Increased Costs

13.1	Increased Costs

13.1.1	Subject to clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(a)	arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(b)	is a Basel III Increased Cost and the relevant Finance Party provides a certificate to the Borrower confirming that it is its policy to actively recover such costs and it is actively recovering such costs to a similar extent from other similar borrowers in relation to similar facilities. Without prejudice to clause 13.2 (Increased Cost claims):

(i)	a written and duly signed statement by a Finance Party to this effect will be sufficient evidence; and

(ii)	a Finance Party is not required to provide any further evidence or otherwise substantiate its position concerning such costs.

13.1.2	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

13.2.1	A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

13.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting forth the basis of the computation of such amount but not including any matters which such Lender or its Holding Company regards as confidential or which a Finance Party is not legally allowed to disclose or is price sensitive in relation to listed shares or other instruments issued by a Finance Party or any of its Affiliates. Upon the Agent’s receipt of such certificate, the Agent will provide a copy to the Borrowers.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
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(b)	compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3.2 applied);

(c)	attributable to a FATCA Deduction required to be made by a Party; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.3.2	In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14	Other indemnities

14.1	Currency indemnity

14.1.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum save in respect of Losses arising out of the relevant Finance Party’s own breach of the Finance Documents, wilful misconduct or negligence.

14.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party against any Losses incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any Losses arising as a result of clause 32 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful misconduct or negligence by that Finance Party) alone; or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.
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14.3	Indemnity to the Agent and the Security Agent

The Borrowers shall within three Business Days of demand indemnify the Agent and the Security Agent against:

14.3.1	any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)	any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, save in respect of Losses arising out of the relevant Finance Party’s own breach of the Finance Documents, wilful misconduct or negligence; and

14.3.2	any cost, loss or liability (including, without limitation, for negligence or any other category of liability) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s own breach of the Finance Documents, gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 33.9 (Disruption to payment systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents.

14.4	Indemnity concerning security

14.4.1	The Borrowers shall (or shall procure that another Obligor will) within three Business Days of demand indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(a)	any failure by either Borrower to comply with clause 16 (Costs and expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(e)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person); or

(f)	any breach by an Obligor of any of its obligations expresses to be assumed by it in the Finance Documents.

14.4.2	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to
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the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of the Security Documents for all moneys payable to it.

14.5	Continuation of indemnities

The indemnities by the Borrowers in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or either Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or any Borrower of this Agreement.

14.6	Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.6 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7	Fax and email indemnity

The Borrowers shall indemnify each Finance Party against any Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrowers to the Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful misconduct of the relevant Finance Party or the Agent or the Security Agent).

15	Mitigation by the Lenders

15.1	Mitigation

15.1.1	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

15.2.1	The Borrowers shall within three Business Days of demand indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

15.2.2	A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

16.1	Transaction expenses

The Borrowers shall promptly within five Business Days of demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and, subject to clause 22.17 (Independent report), insurance

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and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection (and distribution of information under) and any release, discharge or reassignment of:

(a)	this Agreement, any other documents referred to in this Agreement and the Original Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 23 (Minimum security value); and

(c)	any Security Interest expressed or intended to be granted by a Finance Document,

or in connection with:

(i)	any valuation carried out under clause 23 (Minimum security value); or

(ii)	any inspection carried out under clause 21.7 (Inspection and notice of drydockings) or any survey carried out under clause 21.16 (Survey report).

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement, preservation and other costs

The Borrowers shall within five Business Days of demand by a Finance Party, pay to each Finance Party the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights.

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SECTION 7 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17	Representations

Each of the Borrowers makes and repeats the representations and warranties set out in this clause 17 to each Finance Party at the times specified in clause 17.33 (Times when representations are made).

17.1	Status

17.1.1	Each Obligor and each Manager is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation and has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated (save as notified to the Agent) and is in compliance with its Constitutional Documents.

17.1.2	Each Obligor and each Manager has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

17.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

17.3	Power and authority

17.3.1	Each Obligor has, or will have when entered into by it, power to enter into, perform and deliver and comply with its obligations under, and has taken, or will take when entered into by it, all necessary action to authorise its entry into, each Transaction Document to which it is or will be a party.

17.3.2	No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Transaction Document to which such Obligor is, or is to be, a party, with effect on and from the date of the relevant Transaction Document.

17.4	Non-conflict

The entry into and performance by each Obligor and any Manager of, and the transactions contemplated by the Transaction Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor or any Manager;

(b)	the Constitutional Documents of any Obligor or any Manager; or

(c)	any agreement or other instrument binding upon any Obligor or any Manager or its assets or constitute a default or termination event (however described) under any such agreement or instrument; or,

result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on such Obligor’s (or any Manager’s) assets, rights or revenues.

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17.5	Validity and admissibility in evidence

17.5.1	Subject to the Legal Reservations, all authorisations required or desirable:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;

(b)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected or, as the case may be, will be obtained or effected when entered into, and are or, as the case may be, will be when entered into, in full force and effect except any authorisation or filing referred to in clause 17.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

17.5.2	All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each Manager have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might reasonably be expected to have a Material Adverse Effect.

17.6	Governing law and enforcement

17.6.1	Subject to any relevant Legal Reservations, the choice of governing law as provided in any Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdiction.

17.6.2	Subject to any relevant Legal Reservations, any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

17.7	Information

17.7.1	Any Information is true and accurate in all material respects at the time it was given or made.

17.7.2	There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

17.7.3	The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

17.7.4	All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

17.7.5	For the purposes of this clause 17.7, “Information” means: any factual information provided by any Obligor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them.

17.8	Original Financial Statements

17.8.1	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

17.8.2	The audited Original Financial Statements give a true and fair view of the financial condition as at the end of the relevant financial year and results of operations during the relevant financial year of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial year.
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17.8.3	There has been no material adverse change in the Borrowers’ assets, business or financial condition (or the assets, business or consolidated financial condition of any of the Obligors or the Group) since the date of the latest Financial Statements delivered under this Agreement to the Finance Parties.

17.9	Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.10	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

17.11	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 27.10 (Insolvency proceedings) or creditors’ process described in clause 27.11 (Creditors’ process) has been taken or, to the knowledge of any Obligor or any Manager, threatened in relation to an Obligor or a Manager or a Subsidiary of an Obligor or a Manager and none of the circumstances described in clause 27.9 (Insolvency) applies to an Obligor or a Manager or a Subsidiary of an Obligor or any Transaction Document to which it is, or is to be, party.

17.12	No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Transaction Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered to the Agent under clause 4.1 (Initial conditions precedent) and which will be made or paid promptly after the date of the relevant Finance Document.

17.13	Deduction of Tax

No Obligor is required to make any Tax Deduction as defined in clause 12.1 (Definitions) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any Transaction Document.

17.14	No Default

17.14.1	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document and no breach has occurred by the Borrowers of any Charter Documents (save to the extent that any such breach has been remedied).

17.14.2	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any Manager or to which any
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Obligor’s or Manager’s assets are subject which might reasonably be expected to have a Material Adverse Effect.

17.15	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (including, without limitation, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s knowledge and belief) been started or threatened against any Obligor or any Manager or any Subsidiary of an Obligor.

17.16	No breach of laws

17.16.1	No Obligor or Manager or Subsidiary of an Obligor or a Manager has breached any law or regulation which breach might reasonably be expected to have a Material Adverse Effect.

17.16.2	No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or any Subsidiary of an Obligor which might reasonably be expected to have a Material Adverse Effect.

17.17	Environmental matters

17.17.1	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or any Manager or any Subsidiary of an Obligor has been violated in a manner or circumstances which might reasonably be expected to have, a Material Adverse Effect.

17.17.2	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

17.17.3	No Environmental Claim has been made or is pending against any Obligor or any Manager or any Subsidiary of an Obligor or any Fleet Vessel where that claim might reasonably be expected to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

17.18	Taxation

17.18.1	No Obligor or Subsidiary of an Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

17.18.2	No claims or investigations are being made or conducted against any Obligor or any Subsidiary of an Obligor with respect to Taxes such that a liability of, or claim against, any Obligor or any Subsidiary of an Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might reasonably be expected to have a Material Adverse Effect.

17.18.3	Except as advised to the Agent prior to the date of this Agreement, each Obligor is resident for Tax purposes only in the jurisdiction of its incorporation.

17.19	Anti-corruption law

Each Group Member has conducted its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010 and GasLog and GLOP, on behalf of each Group Member, has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.20	Security and Financial Indebtedness

17.20.1	No Security Interest exists over all or any of the present or future assets of the Borrowers in breach of this Agreement, other than the Permitted Security Interests.
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17.20.2	Neither Borrower has any other Financial Indebtedness outstanding in breach of this Agreement.

17.21	Legal and beneficial ownership

Each of the Borrowers, GasLog Carriers and, as applicable, GLOP or GPHL is, or will be, when granted, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

17.22	Shares

The shares of each Borrower are fully paid and, other than any option which may be given to GLOP in connection with a Drop Down, not subject to any option to purchase or similar rights. The Constitutional Documents of each Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Borrower (including any option or right of pre-emption or conversion).

17.23	Accounting Reference Date

The accounting reference date of each Obligor is the Accounting Reference Date.

17.24	No adverse consequences

17.24.1	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(a)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(b)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

17.24.2	No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

17.25	Copies of documents

The copies of the Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document which would materially affect the transactions or arrangements contemplated by any Charter Document or modify or release the obligations of any party under that Charter Document.

17.26	No breach of any Charter Document

No Owner nor (so far as the Borrowers are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to any Charter Document to rescind or terminate it or decline to perform their obligations under it.

17.27	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

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17.28	Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered provisionally in the name of the relevant Owner through the relevant Registry as a Bermudian registered ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and

(d)	insured in the manner required by the Finance Documents.

17.29	Ship’s employment

Each Ship shall on the first day of the relevant Mortgage Period, or such other time approved by the Lenders:

(a)	have been delivered, and accepted for service, under the relevant Charter; and

(b)	be free of any charter commitment other than the relevant Charter.

17.30	Address commission

Save for any brokerage fees payable to Poten & Partners, there are no rebates, commissions or other payments in connection with any Charter or any Replacement Charter other than those referred to in it.

17.31	Sanctions

17.31.1	No Ship is a vessel with which any individual, entity or any other person is prohibited or restricted from dealing with under any Sanctions.

17.31.2	No Obligor nor any other Group Member, nor any of their respective directors or officers:

(a)	is a Prohibited Person;

(b)	is subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions of any Sanctions Authority;

(c)	is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(d)	owns or controls a Prohibited Person;

(e)	is in breach of Sanctions; or

(f)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

17.32	No money laundering

In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement, each of the Borrowers is acting for its own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any

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relevant regulatory authority or otherwise to combat money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council).

17.33	Times when representations are made

17.33.1	All of the representations and warranties set out in this clause 17 (other than Ship Representations) are deemed to be repeated on the dates of:

(a)	this Agreement;

(b)	the first Utilisation Request; and

(c)	the first Utilisation.

17.33.2	The Repeating Representations are deemed to be repeated on the dates of each subsequent Utilisation Request, the date of each Utilisation and on the first day of each Interest Period.

17.33.3	All of the Ship Representations are deemed to be made and repeated on the first day of the Mortgage Period for the relevant Ship.

17.33.4	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made and, in relation to clause 17.7 (Information), any update to or correction of the Information made prior to the date the representation or warranty is deemed to be made. For the avoidance of any doubt, no such update to or correction of any Information shall affect any representation or warranty which is deemed to be made prior to the date on which the update to or correction of the Information is notified to the Agent.

18	Information undertakings

Each Borrower undertakes that this clause 18 will remain in force during the Facility Period.

In this clause 18:

“Annual Financial Statements” means the financial statements for a financial year of the Group, the Borrowers and the Guarantors delivered pursuant to clause 18.1.1.

“Half-Yearly Financial Statements” means the financial statements for a financial half year to 30 June of the relevant year of the Group, the Borrowers and the Guarantors delivered pursuant to clause 18.1.2.

18.1	Financial statements

18.1.1	The Borrowers shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with as soon as the same become available, but in any event within 150 days after the end of the relevant financial year:

(a)	the unaudited financial statements of each Borrower and each Guarantor (other than Gaslog and GLOP) for that financial year; and

(b)	the audited consolidated and unconsolidated financial statements of Gaslog and GLOP for that financial year.

18.1.2	Each Borrower shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with as soon as the same become available, but in any event within 90 days after the end of the first half year of the relevant financial year the unaudited financial statements (consolidated if appropriate) of the Guarantors for that financial half year. The Borrower shall
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also supply to the Agent a budget and cashflow projection for the Borrowers and the Guarantors for each period of 12 months prior to each financial year.

18.2	Requirements as to financial statements

18.2.1	The Borrowers shall procure that each set of Annual Financial Statements and Half-Yearly Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and projection and that the applicable Annual Financial Statements shall be audited by the Auditors.

18.2.2	Each set of financial statements delivered pursuant to clause 18.1 (Financial statements) shall:

(a)	be prepared in accordance with GAAP;

(b)	give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor as at the date as at which those financial statements were drawn up; and

(c)	in the case of annual audited financial statements, not be the subject of any qualification in the Auditors’ opinion.

18.2.3	The Borrowers shall procure that each set of financial statements delivered pursuant to clause 18.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrowers notify the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(a)	a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 5 of the GasLog Guarantee (Financial covenants) and clause 5 of the GLOP Guarantee (Financial covenants) have been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.3	Year-end

18.3.1	The Borrowers shall procure that each financial year-end for each Obligor falls on the Accounting Reference Date.

18.3.2	The Borrowers shall procure that each accounting period ends on an accounting date.

18.4	Information: miscellaneous

The Borrowers shall supply to the Agent:

(a)	at the same time as they are dispatched, copies of all material documents dispatched by any Obligor to its creditors or shareholders generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor
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or any Manager and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)	promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)	promptly on request, such further information regarding the financial condition, commitments, assets and operations of the Obligors as any Finance Party through the Agent may reasonably request; and

(e)	promptly, any requests made by the relevant Charterer under clause 19 (subletting, assignment, novation) of the relevant Charter or, in the case of Ship E, Charter Master Agreement,

provided that, in the case of (a) to (d) above, the supply of such information would not result in the breach of any confidentiality undertakings granted by the Obligors or Managers to third parties from time to time.

18.5	Notification of Default

The Borrowers shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon the Borrowers (or any of them) becoming aware of its occurrence (unless it is aware that a notification has already been provided by another Obligor).

18.6	Sufficient copies

The Borrowers, if so requested by the Agent, shall supply sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

18.7	“Know your customer” checks

18.7.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall as soon as reasonably practicable after the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.7.2	Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
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18.8	Use of websites

18.8.1	The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the Designated Website) if:

(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrowers and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

18.8.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

18.8.3	The Borrowers shall promptly upon any of them becoming aware of its occurrence notify the Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	any Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrowers notify the Agent under paragraphs (a) to (e) above, all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

18.8.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrowers shall comply with any such request within ten Business Days.

19	General undertakings

Each Borrower undertakes or, as the case may be, shall procure that this clause 19 will be complied with throughout the Facility Period.

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19.1	Use of proceeds

The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

19.2	Authorisations

Subject to the Legal Reservations, each Obligor will promptly (and in connection with any Finance Document, as soon as such Finance Document is entered into):

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(iii)	carry on its business where failure to do so has, or might reasonably be expected to have, a Material Adverse Effect.

19.3	Compliance with laws

Each Obligor and each Manager will comply in all respects with all laws and regulations (including Environmental Laws and Sanctions) to which it may be subject.

19.4	Anti-corruption and anti-terrorism law

19.4.1	No Obligor or other Group Member will directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977.

19.4.2	The Borrowers shall procure that GasLog and GLOP (and GasLog or GLOP (as applicable) shall ensure that each other Group Member will):

(a)	conduct its businesses in compliance with the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

19.4.3	No Obligor shall engage in the Financing of Terrorism. For the purposes of this clause, Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

19.5	Taxation

19.5.1	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 18.1 (Financial statements); and
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(c)	such payment can be lawfully withheld.

19.5.2	Unless otherwise approved, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

19.6	Change of business or ownership

19.6.1	Except as approved by the Majority Lenders, no material change will be made to the nature of the business of the Obligors from that carried on at the date of this Agreement, save that any activities involving or undertaken whatsoever within the LNG maritime sector by any Group Member will not be considered a change in the general nature of the business of any of the Obligors or the Group taken as a whole.

19.6.2	Except as approved by the Majority Lenders, no change which might reasonably be expected to have a Material Adverse Effect will be made to the corporate structure of the Obligors from that as at the date of this Agreement, provided always that such approval shall not be unreasonably withheld as long as GasLog and GLOP remain the Holding Companies of the relevant Obligors. For the avoidance of doubt, the parties agree that a Drop Down or a Reverse Drop Down as referred to in clauses 19.6.3, 19.6.4 and/or 19.6.5 or a transfer of the ownership of GasLog Carriers from GasLog to a Subsidiary of GLOP as referred to in clause 19.6.6 will not constitute a change in corporate structure within the meaning of this clause 19.6.2.

19.6.3	The Borrowers shall be permitted to proceed with a Drop Down subject to the following conditions:

(a)	if applicable, any prepayment required pursuant to clause 7.2.3 has been made; and

(b)	in respect of GLOP and GPHL and/or as the case may be GasLog Carriers, any and all relevant corporate authorisations in respect of the execution, delivery and performance of the documents necessary to effect the Drop Down (of the nature described in Schedule 3 Part 1 paragraph 1 (Obligors’ Corporate documents);

(c)	replacement Share Security from GPHL (as applicable) in respect of the shares in the relevant Borrower or Borrowers subject to the Drop Down; and

(d)	any legal opinions reasonably required by the Agent in respect of the documents necessary to effect the Drop Down,

which in each case (in relation to (b) to (d) above) are provided to the Agent in form and substance substantially similar to the equivalent documentation provided to the Agent pursuant to clause 4 (mutatis mutandis) in respect of any Advance or are otherwise satisfactory to the Agent, acting on the instructions of the Majority Lenders, in each case acting reasonably.

19.6.4	Upon the occurrence of Drop Down 2 once all conditions referred to in clause 19.6.3 have been fulfilled to the satisfaction of the Agent, the Lenders agree that GasLog Carriers will be released from their obligations under (i) the GasLog Carriers Guarantee, (ii) any Account Security granted by GasLog Carriers (if relevant), (iii) the Share Security granted by GasLog Carriers and (iv) any further documentation entered into by GasLog Carriers in respect of obligations under the Finance Documents.

19.6.5	The Borrowers shall be permitted to proceed with a Reverse Drop Down subject to the following conditions:

(a)	in respect of GLOP and GPHL and/or as the case may be GasLog Carriers, any and all relevant corporate authorisations in respect of the execution, delivery and performance of the documents necessary to effect the Reverse Drop Down (of the nature described in Schedule 3 Part 1 paragraph 1 (Obligors’ Corporate documents);
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(b)	replacement Share Security from Gaslog Carriers or GasLog (whichever is the relevant Holding Company of the relevant Borrower as a result of the Reverse Drop Down) in respect of the shares in the relevant Borrower or Borrowers subject to the Reverse Drop Down;

(c)	(if the Agent considers it necessary) a new GasLog Carriers Guarantee is granted by GasLog Carriers with recourse limited to the Advance or Advances in respect of the relevant Borrower or Borrowers subject to the Reverse Drop Down and (if applicable) a new Account Security is granted by GasLog Carriers; and

(d)	any legal opinions reasonably required by the Agent in respect of the documents necessary to effect the Reverse Drop Down,

which in each case are provided to the Agent in form and substance substantially similar to the equivalent documentation provided to the Agent pursuant to clause 4 (mutatis mutandis) in respect of any Advance or are otherwise satisfactory to the Agent, acting on the instructions of the Majority Lenders, in each case acting reasonably.

19.6.6	Following the date of this Agreement, the shares in GasLog Carriers may, at any time, be transferred by GasLog to GLOP or to a wholly owned direct Subsidiary of GLOP without the approval of the Finance Parties provided that, upon the occurrence of the share transfer, any prepayment required pursuant to clause 7.2.4 has been made and that the Borrowers provide to the Agent:

(a)	30 days prior written notice of such transfer;

(b)	such information in advance of any such transfer proceeding as the Agent may require in relation to the terms and conditions of the transfer or in relation to the transfer arrangements; and

(c)	promptly upon completion of the transfer, a copy of the share register of GasLog Carriers evidencing that it is owned by GLOP or to a wholly owned direct Subsidiary of GLOP,

and provided that no Default shall occur as a result of the transfer.

19.7	Merger

Unless otherwise approved by the Majority Lenders (such consent not to be unreasonably withheld or delayed), no Obligor will enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (other than an amalgamation, merger, consolidation or corporate reconstruction of a Guarantor where such Guarantor is the surviving entity of the same provided that in the reasonable opinion of the Agent (having reviewed all relevant information in relation to the amalgamation, demerger, merger, consolidation or corporate reconstruction received from Gaslog), no Default or Material Adverse Effect shall occur as a result of the amalgamation, demerger, merger, consolidation or corporate reconstruction in relation to such Guarantor). For the avoidance of doubt, the parties agree that a Drop Down as referred to in clause 19.6.3 will not constitute an amalgamation, demerger, merger, consolidation or corporate reconstruction within the meaning of this clause 19.7.

19.8	Further assurance

19.8.1	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or, as the case may be, the Majority Lenders may reasonably specify (and in such form as the Agent may reasonably require in favour of the Security Agent or its nominee(s)) as provided under each Finance Document, as applicable:

(a)	subject to the Legal Reservations, to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may
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include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents, excluding registration of the Guarantees with the respective Companies Registry) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Security Agent or on the Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

19.8.2	Each Obligor shall take all such action as is available to it (including making all filings and registrations, excluding registration of the Guarantees with the respective Companies Registry) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the relevant Finance Documents.

19.9	Negative pledge in respect of Charged Property

Except as approved by the Lenders and for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

19.10	Environmental matters

19.10.1	Without prejudice to clause 18.4(b) (Information: miscellaneous), the Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Fleet Vessel or the owner of any Fleet Vessel or any Manager which, if successful to any extent, might reasonably be expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

19.10.2	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might reasonably be expected to have a Material Adverse Effect.

19.11	Pari passu

Each Obligor will ensure that its obligations under the Finance Documents shall, without prejudice to the security intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract.

19.12	Sanctions

19.12.1	No Obligor nor any other Group Member will, directly or indirectly, make any proceeds of the Loan available to, or for the benefit of, a Prohibited Person or permit or authorise any such proceeds to be applied in a manner or for a purpose prohibited by Sanctions or which would put any Finance Party in breach of any Sanctions.

19.12.2	The Obligors will procure that none of the Obligors nor any of the Group Members will:

(a)	be a Prohibited Person;
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(b)	to the extent restricted by any Sanctions Authority:

(i)	use any revenue directly derived from any activity or dealing with a Prohibited Person in discharging any obligations due or owing to the Finance Parties; or

(ii)	credit any proceeds received directly from any activity or dealing with a Prohibited Person to any bank account held with any Finance Party in its name;

(iii)	be subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions of any Sanctions Authority;

(iv)	be owned or controlled directly or indirectly by, or act directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(v)	own or control, directly or indirectly, a Prohibited Person;

(vi)	be in breach of Sanctions.

19.12.3	The Borrowers will prevent any Mortgaged Ship from being used, directly or indirectly:

(i)	by, or for the benefit of, any Prohibited Person or any person owned or controlled by any Prohibited Person (including from being sold, chartered, leased or otherwise provided directly or indirectly to any Prohibited Person);

(ii)	in any trade which could expose the relevant Ship, any Finance Party or any manager of the Ships to enforcement proceedings arising from Sanctions; and/or

(iii)	in any transport of any goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanctions.

19.12.4	Without prejudice to the rights of the Finance Parties under any other provisions of this Agreement and the other Finance Documents, if an Owner finds out that its Ship, without its knowledge, has been sold, chartered, conferred, leased or otherwise provided directly or indirectly to any Prohibited Person in breach of applicable law, it shall terminate, as soon as possible and in any case within thirty (30) days after the day it finds out that any of the events described in this clause has occurred, the relationship with the Prohibited Person under the premise that the Finance Parties may commit a breach of law by this behaviour. In this case the Borrowers will also inform the Finance Parties immediately upon becoming so aware.

19.12.5	Each Owner will provide the Finance Parties upon their written request with all relevant documentation related to its Mortgaged Ship, and the transported goods which a Finance Party is required to disclose to a regulatory authority of any Sanctions Authority pursuant to any Sanctions.

20	Dealings with Ship

Each Borrower undertakes that this clause 20 will be complied with in relation to each Ship throughout the relevant Ship’s Mortgage Period.

20.1	Ship’s name and registration

(a)	The Ship’s name shall only be changed after prior notice to the Agent.

(b)	The Ship shall be permanently registered with the relevant Registry under the laws of its Flag State. Except with prior written approval (not to be unreasonably withheld or delayed), the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of the Ship (which are, in
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the opinion of the Lenders, equivalent to those in place prior to such registration) in favour of the Security Agent immediately following the registration of the Ship under the flag of that Approved Flag State. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

20.2	Notification of certain events

The relevant Owner shall notify the Agent immediately if a material dispute arises under its Charter Documents.

20.3	Sale or other disposal of Ship

20.3.1	Except (i) with approval of the Majority Lenders such approval not to be unreasonably withheld, or, (ii) if no Default is then continuing, for a sale to a buyer who is not an Affiliate of the Borrowers for a cash price payable on completion of the sale which is no less than the amount by which the Loan must be reduced under clause 7.6 (Sale or Total Loss) on completion of the sale, the relevant Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the Ship or any share or interest in it.

20.3.2	If the Owner agrees to sell or transfer its Ship and the relevant Owner and the other Borrowers are in compliance with clause 20.3.1 and no Default has occurred which is continuing at the time, the Lenders will approve such sale or transfer and the Lenders will procure that upon the relevant prepayment and the discharge of the other obligations of the Borrowers under this clause 20.3.2 and clause 7.6 (Sale or Total Loss), the Mortgage over that Ship will be discharged and the Deed of Covenant, any Charter Assignment, the Share Security, the Account Security and any Manager’s Undertaking relating to that Ship will be released, and the relevant Owner will be released as Borrower under this Agreement, in each case pursuant to deeds of release (each in an approved form) to be executed by the relevant Finance Parties and the remaining Obligors at the cost and expense of the Borrowers.

20.4	Manager

A commercial or technical manager of the Ship other than the Commercial Manager or Technical Manager shall not be appointed unless that manager and the terms of its appointment are approved by the Majority Lenders (such approval not to be unreasonably withheld) and it has, if required by the Agent, delivered a duly executed Manager’s Undertaking to the Security Agent. Once approved, no material variations may be agreed to the terms of appointment of the manager without approval of the Majority Lenders (and, for the avoidance of doubt, any assignment or novation of the terms of appointment without approval shall constitute a material variation).

20.5	Copy of Mortgage on board

A properly certified copy of the Ship’s Mortgage shall be kept on board the Ships with its papers and shown to anyone having business with that Ship which might create or imply any commitment or Security Interest over or in respect of that Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

20.6	Notice of Mortgage

A framed printed notice of the relevant Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

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“NOTICE OF MORTGAGE

This Ship is subject to a second mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

20.7	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent’s request, immediately execute such form of transfer of title to the Ship as the Agent may require.

20.8	Chartering

Except with approval, the relevant Owner shall not enter into any charter commitment for the Ship (except for the Ship’s Charter or Replacement Charter), which is:

(a)	a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(b)	capable of lasting more than 24 calendar months (excluding any optional additional period not exceeding 30 days);

(c)	on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(d)	to an Affiliate.

20.9	Lay up

Except with approval, the Ship shall not be laid up or deactivated.

20.10	Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

20.11	Payment of Earnings

The relevant Owner’s Earnings from the Ship shall be paid in the way required by the Ship’s Deed of Covenant and the Ship’s Charter Assignment (subject to the Senior Facility Security Documents). If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the Ship’s Deed of Covenant and the Ship’s Charter Assignment or to the Senior Agent under the Senior Facility Security Documents.

21	Condition and operation of Ship

Each Borrower undertakes that this clause 21 will be complied with in relation to each Ship throughout the relevant Ship’s Mortgage Period.

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21.1	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not materially reduced.

21.2	Modification

Except with approval of the Agent acting on the instructions of the Majority Lenders, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

21.3	Removal of parts

Except with approval of the Agent acting on the instructions of the Majority Lenders, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

21.4	Third party owned equipment

Except with approval of the Agent acting on the instructions of the Majority Lenders, equipment owned by a third party shall not be installed on the Ship, unless it can be removed without risk of causing damage to the structure or fabric of the Ship or without incurring significant expense.

21.5	Maintenance of class; compliance with laws

The Ship’s class shall be the relevant Classification with the relevant Classification Society and neither its Classification nor its Classification Society shall be changed without approval of the Majority Lenders (such approval not to be unreasonably withheld or delayed) and there must be no material overdue recommendations. The Ship and every person who owns, operates or manages the Ship shall comply with all laws applicable to vessels registered in its Flag State or which for any other reason (including any and all applicable sanctions regimes) apply to the Ship or to its condition or operation.

21.6	Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain its Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

21.7	Inspection and notice of drydockings

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times, subject to prior notice to relevant Owner and without hindering the Ship’s operations or its employment, to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking). The relevant Owner shall bear and reimburse to the Agent, where incurred by the Agent, all costs and expenses of one such inspection per calendar year, unless an Event of Default has occurred and is continuing, in which case the costs and expenses of any such inspection shall be for the account of the relevant Owner.

21.8	Prevention of arrest

All debts, damages, liabilities and outgoings (due and payable and not contested by relevant Owner in good faith) which have given, or may reasonably give, rise to maritime, statutory or

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possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

21.9	Release from arrest

The relevant Owner shall use its reasonable endeavours that the Ship, its Earnings and Insurances shall promptly within 30 days (or such longer period as may be approved by the Lenders) be released from any arrest, detention, attachment or levy, and that any legal process against the Ship shall be promptly within 30 days (or such longer period as may be approved by the Lenders) discharged, by whatever action is required to achieve that release or discharge.

21.10	Information about Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor or any Manager, provided that any information so requested and supplied which pertains to the relevant Charter or the relevant Replacement Charter shall be held by the Agent and the other Finance Parties on a confidential basis.

21.11	Notification of certain events

The Agent shall promptly be notified of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;

(b)	any occurrence which may result in the Ship becoming a Total Loss;

(c)	any requisition of the Ship for hire;

(d)	any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)	any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(f)	any arrest or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances; and

(g)	any withdrawal of any applicable operating certificate.

21.12	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly to the extent such payment is not being contested in good faith and with adequate reserves held with the Account Bank. Proper accounting records shall be kept of the Ship and its Earnings.

21.13	Evidence of payments

The Agent shall be allowed proper and reasonable access, subject to prior written notice and provided that the operations of the relevant Owner are not in any way hindered, to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;
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(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

21.14	Repairers’ liens

Except with approval of the Majority Lenders, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless the relevant Owner has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for the cost of such work.

21.15	Codes

The Ship shall be operated in accordance with, and the persons responsible for its operation shall at all times comply with, the requirements of any applicable code or prescribed procedures required to be observed by the Ship or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code). The Agent shall promptly be informed of:

(a)	any threatened or actual withdrawal of any certificate issued in accordance with any such code which is or may be applicable to the Ship or its operation; and

(b)	the issue of any such certificate or the receipt of notification that any application for such a certificate has been refused.

21.16	Survey report

As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from approved surveyors or inspectors. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report, provided that unless an Event of Default has occurred and is continuing the Borrowers shall only be liable for the cost of one survey report per Ship in any calendar year.

21.17	Lawful use

The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

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21.18	War zones

The Ship may enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers, subject to any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured and complies with any requirements (including any requirement for the payment of extra insurance premiums) which the insurers specify and provided that the Borrowers have delivered to the Agent written evidence satisfactory to it that any requirements of that Ship’s insurers necessary to ensure that such Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) are complied with.

22	Insurance

Each Borrower undertakes that this clause 22 shall be complied with in relation to each Ship and its Insurances throughout the Mortgage Period.

22.1	Insurance terms

In this clause 22:

“excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

“excess war risk P&I cover” means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

“hull cover” means insurance cover against the risks identified in clause 22.2(a).

“minimum hull cover” means, in relation to a Ship, an amount equal at the relevant time to 120 per cent. of the aggregate outstanding principal amount of the Ship Commitments for that Ship under the Loan and the Senior Loan.

“P&I risks” means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

22.2	Coverage required

The Ship shall at all times be insured:

(a)	against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value and provided that (i) the hull and machinery policy shall be for no less than 80 per cent of the agreed value; and (ii) the balance of the agreed value may be covered by increased value insurance of which up to 33 2/3 per cent may be represented by a hull interest and freight interest policy;

(b)	against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and a freight, demurrage and defence cover;
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(c)	against such other risks and matters which the Agent (acting on the instructions of the Majority Lenders) notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 22.

22.3	Placing of cover

The insurance coverage required by clause 22.2 (Coverage required) shall be:

(a)	in the name of the Ship’s Owner and (in the case of the Ship’s hull cover) no other person (other than the Security Agent if required by it) (unless such other person is approved (as at the date of this Agreement, the Managers are so approved) and, if so required by the Agent or, as the case may be, the Majority Lenders, has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)	if the Agent or, as the case may be, the Majority Lenders so requests, in the joint names of the Ship’s Owner and Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency;

(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)	on approved terms and with approved insurers or associations.

22.4	Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed $1,000,000 without the Agent’s approval.

22.5	Mortgagee’s insurance

(a)	The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Ships on approved terms, or in considering or making claims under a mortgagee’s interest insurance and a mortgagee’s additional perils (Pollution) cover for the benefit of the Finance Parties for an amount of 120 per cent of the Loan; and

(b)	any other insurance cover which the Agent reasonably requires in respect of any Finance Party’s interests and potential liabilities (but not with respect to loss of hire of the Ship) (whether as mortgagee of the Ship or beneficiary of the Security Documents).

22.6	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than the other Borrowers’ Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,
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or the Borrowers shall ensure that hull cover for the Ship and any other Ship is provided under a separate policy from any other vessels.

22.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually by the Borrowers and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

22.8	Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be told the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Ship’s Insurances are proposed to be renewed.

22.9	Instructions for renewal

At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

22.10	Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 22 and confirmation of such renewal given by approved brokers or insurers to the Agent at least seven days (or such shorter period as may be approved) before such expiry.

22.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided by the Borrowers when required by the association.

22.12	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

22.13	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

22.14	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).

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22.15	Insurance correspondence

If so required by the Agent or, as the case may be, the Majority Lenders, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

22.16	Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

22.17	Independent report

If the Agent asks the Borrowers for a detailed report from an independent firm of marine insurance brokers approved by the Agent giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Borrowers shall reimburse the Agent for the cost of obtaining that report, Provided that unless an Event of Default has occurred and is continuing (or a material change has occurred in relation to the Insurances) the Borrowers shall only be liable for the cost of one insurance report in any calendar year.

22.18	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

22.19	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way, unless the insurers have consented and any additional requirements of the insurers have been satisfied.

22.20	Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

22.21	Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

22.22	Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

23	Minimum security value

Each Borrower undertakes that this clause 23 will be complied with throughout the Facility Period.

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23.1	Valuation of assets

For the purpose of the Finance Documents, the value at any time of any Ship or any other asset over which additional security is provided under this clause 23 will be its value as most recently determined in accordance with this clause 23.

23.2	Valuation frequency

Valuations of each Ship and each such other asset shall be addressed to the Agent (and for the benefit of the other Finance Parties) and in accordance with this clause 23 shall be obtained on or prior to making available the Advance for that Ship, and shall be dated within 30 days of such date and thereafter on a semi-annual basis (on 30 June and 31 December each year) and at any other time required by the Agent in each case being dated within 30 days of the date on which it is required to be provided.

23.3	Expenses of valuation

The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing:

(a)	one set of valuations of each Ship per half-year (which shall not include the costs and expenses of providing any valuations required under clause 4 (Conditions of Utilisation) which shall also be for the account of the Borrowers); and

(b)	in addition to those referred to in (a) above, any sets of valuations carried out at any time when an Event of Default has occurred and is continuing.

23.4	Valuations procedure

The value of each Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 23. Additional security provided under this clause 23 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

23.5	Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

23.6	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such and made:

(a)	without physical inspection (unless required by the Agent acting on the instructions of the Majority Lenders);

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit or burden of any charter commitment.

23.7	Information required for valuation

The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

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23.8	Approval of valuers

All valuers must be Approved Valuers.

23.9	Appointment of valuers

When a valuation is required for the purposes of this clause 23, the Agent and the Borrowers shall promptly appoint Approved Valuers to provide such a valuation. If the Borrowers are approved by the Lenders to appoint Approved Valuers but fail to do so promptly, the Agent may appoint Approved Valuers to provide that valuation.

23.10	Number of valuers

Each valuation shall be carried out by two Approved Valuers of whom one shall be nominated by the Agent and the other by the Borrowers. If the Borrowers fail promptly to nominate a second Approved Valuers then the Agent may nominate the second Approved Valuers.

23.11	Differences in valuations

If valuations provided by Approved Valuers differ, the value of the Ship for the purposes of the Finance Documents will be the mean average of those valuations. If the higher of the two valuations obtained pursuant to clause 23.10 (Number of valuers) is more than 115 per cent of the lower of the two valuations then a third valuation shall be obtained from an Approved Valuer selected by the Borrowers and the value of the Ship for the purposes of the Finance Documents will be the mean average of those three valuations.

23.12	Security shortfall

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require such deficiency be remedied. The Borrowers shall then within 14 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(a)	provide additional security (in favour of the security agent under the Senior Facility (as to first priority) and in favour of the Security Agent under this Facility (as to second priority)) and over other approved assets in accordance with this clause 23; and/or

(b)	cancel part of the Total Commitments under clause 7.3 (Voluntary cancellation); and/or

(c)	subject to the Senior Facility Finance Documents, prepay part of the Loan under clause 7.4 (Voluntary prepayment) but on five Business Days’ notice instead of the period required by such clause.

Any cancellation of part of the Available Facility pursuant to this clause 23.12 shall reduce the Total Commitments by the same amount and shall reduce the Commitments pro rata.

23.13	Creation of additional security

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent (and, as the case may be, the security agent under the Senior Facility) in a form and manner approved by the Lenders and, as the case may be, the relevant Senior Finance Parties;
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(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that additional security and its execution and (if applicable) registration.

23.14	Additional security 12 months prior to Charter’s or Replacement Charter’s expiry

23.14.1	In respect of each Ship, on the earlier to occur of:

(a)	the date falling 12 months prior to the expiry of that Ship’s Charter or Replacement Charter (the 12 Month Expiry Date) (if by such 12 Month Expiry Date, it has not been agreed to the satisfaction of the Agent that such Charter or Replacement Charter will replaced by a Replacement Charter prior to its expiry date); and

(b)	the date on which any option pursuant to such Charter or Replacement Charter to extend the term of that Ship’s Charter or Replacement Charter by a specific date has not been exercised,

the relevant Borrower shall immediately notify the Agent in writing (the Charter Expiry Notice). Such Charter Expiry Notice shall confirm: (i) the relevant Charter or Replacement Charter’s expiry date and (ii) if relevant, that the extension option for that Charter or Replacement Charter has not been exercised.

23.14.2	Subject to the provisions of the Senior Facility Finance Documents, in respect of each Ship, if a Charter Expiry Notice for that Ship is required to be served on the Agent pursuant to clause 23.14.2, on a monthly basis starting from the 12 Month Expiry Date and throughout the 12 months following such 12 Month Expiry Date, the relevant Borrower shall (unless a Replacement Charter has been entered into on or before the expiry of such period), on the last Business Day of each month in such 12 month period, transfer 90% of any money paid to it under the Charter which is not required on account of the operating costs of the Ship or to meet a pro-rata proportion of principal and interest under the Senior Facility Agreement and interest under this Agreement, in either case, during such period into the relevant Blocked Deposit Account (up to a maximum aggregate amount of $***** per Ship), which amount shall be held in the relevant Blocked Deposit Account in accordance with clause 25.2.2 (Blocked Deposit Account). On the date falling 12 months after the 12 Month Expiry Date, the Borrowers shall ensure that either a Replacement Charter shall have been entered into or a total minimum amount of $***** shall have been paid into and will be maintained in the relevant Blocked Deposit Account.

23.15	Security release

If:

(a)	the Security Value shall at any time exceed the Minimum Value, and the Borrowers shall previously have provided further security to the Security Agent pursuant to clause 23.12 (Security shortfall) (but not in respect of clause 23.14 (Additional security 12 months prior to Charter’s or Replacement Charter’s expiry)); or

(b)	following the provision of cash collateral pursuant to clauses 7.7.3(b) (Charter termination) or 23.14 (Additional security 12 months prior to Charter’s or Replacement Charter’s expiry) a Replacement Charter in respect of the Relevant Ship is executed, the Security Agent shall, as soon as reasonably practicable after notice from the Borrowers to do so and subject to being indemnified to its satisfaction against the cost of doing so, release any such further security specified by the Borrowers provided that the Agent is satisfied that,

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immediately following such release, the Security Value will equal or exceed the Minimum Value and no other Event of Default shall have occurred and be continuing.

24	Chartering undertakings

Each Borrower undertakes that this clause 24 will be complied with in relation to each Ship and its Charter Documents throughout the relevant Ship’s Mortgage Period.

24.1	Variations

Except with approval of the Majority Lenders (not to be unreasonably withheld or delayed), the Charter Documents shall not be varied to a material extent (and, for the avoidance of doubt, any assignment or novation of a Charter Document without approval shall constitute a material variation).

24.2	Releases and waivers

Except with approval, there shall be no release by the relevant Owner of any material obligation of any other person under the Charter Documents (including by way of novation), no waiver of any material breach of any such obligation and no consent to anything which would otherwise be such a breach.

For the purposes of this clause 24.2 and clause 24.1 (Variations) above, without limitation, variations to, or releases of obligations or waivers of breaches in respect of, any of the following shall always be considered to be material for the purposes of this Agreement:

(a)	a reduction in the rate of hire payable under the Charter;

(b)	the provisions of the Charter which permit deductions to be made from payments of hire under the Charter where the effect is to extend their scope;

(c)	an extension of the circumstances under which the relevant Ship can be considered off-hire;

(d)	an extension of the circumstances in which either party is permitted to terminate the Charter; and

(e)	in the duration of the fixed term or optional extension period of the Charter.

24.3	Termination by Owner

Except with approval, the relevant Owner shall not terminate or rescind any Charter Document or withdraw the relevant Ship from service under its Charter or Replacement Charter or take any similar action.

24.4	Charter performance

The relevant Owner shall perform its obligations under the relevant Charter Documents and use its reasonable endeavours to ensure that each other party to them performs their obligations under the relevant Charter Documents.

24.5	Notice of assignment

The Borrowers shall give notice of assignment of all of the rights under the Charter Documents to the other parties to them in the form specified by the Charter Assignment prior to the delivery of the Ship and shall procure a copy of that notice acknowledged by each addressee in the form specified in the Charter Assignment for the Agent.

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24.6	Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under the Charter Documents shall be paid in the manner required by the Security Documents.

25	Bank accounts

Each Borrower undertakes that this clause will be complied with throughout the Facility Period.

25.1	Revenue Account

25.1.1	Each Borrower shall be the holder of one or more Accounts with an Account Bank which is designated as a “Revenue Account” for the purposes of the Finance Documents.

25.1.2	The Earnings of the Ships and all moneys payable to the Owner of a Ship under the Ship’s Insurances shall be paid by the persons from whom they are due to the relevant Revenue Account for that Borrower unless required to be paid to the Security Agent under the relevant Finance Documents or to the Senior Security Agent under the Senior Facility Finance Documents.

25.1.3	No Borrower shall withdraw amounts standing to the credit of a Revenue Account except as permitted by clause 25.1.4.

25.1.4	If there is no Event of Default which is continuing, amounts standing to the credit of the Revenue Accounts shall be at the free disposal of the relevant Borrower and the relevant Borrower may withdraw moneys from a Revenue Account for any purpose whatsoever which is permitted (or not prohibited) by the terms of this Agreement and the Finance Documents.

25.2	Blocked Deposit Account

25.2.1	The Borrowers shall each be the holder of at least one or more Accounts with an Account Bank which is designated as a “Blocked Deposit Account” for the purposes of the Finance Documents.

25.2.2	Unless and until an Event of Default has occurred which is continuing, the Borrowers shall be entitled to withdraw any or all amounts standing to the credit of a Blocked Deposit Account:

(a)	if approved by the Lenders; or

(b)	if, following expiry of the relevant Charter, the relevant Ship is delivered to, and accepted by, a Charterer under a Replacement Charter and the relevant Borrower has executed a Security Interest in respect of such Replacement Charter in a form approved by the Lenders and delivered to the Agent any conditions precedent of the nature described in Schedule 3 (Conditions precedent) as required by the Agent; or

(c)	in or towards repayment of the relevant Advance in accordance with clause 7.6 (Sale or Total Loss) or on the applicable Final Repayment Date.

25.3	Other provisions

25.3.1	An Account may only be designated for the purposes described in this clause 25 if:

(a)	such designation is made in writing by the Agent and acknowledged by the Borrowers and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(b)	an Account Security has been duly executed and delivered by the relevant Borrower in favour of the Security Agent;
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(c)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(d)	the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 in relation to the Account and the relevant Account Security.

25.3.2	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Borrower and an Account Bank. If an Account is a fixed term deposit account, the relevant Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

25.3.3	No Borrower shall close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 25 or waive any of its rights in relation to an Account except with approval.

25.3.4	The Borrowers shall deposit with the Security Agent (and, as the case may be, the security agent under the Senior Facility) all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

25.3.5	Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on charging that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

26	Business restrictions

Except as otherwise approved by the Agent, acting on the instructions of the Lenders, each Borrower undertakes that this clause 26 will be complied with by and in respect of each Obligor and their Affiliates (to the extent applicable) throughout the Facility Period.

26.1	General negative pledge

No Borrower shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for Permitted Security Interests,

26.2	Transactions similar to security

(Without prejudice to clauses 26.3 (Financial Indebtedness) and 26.6 (Disposals)), no Borrower shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any Affiliate other than pursuant to disposals permitted under clause 26.6 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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26.3	Financial Indebtedness

26.3.1	No Borrower shall, without approval of the Lenders, incur or permit to exist, any Financial Indebtedness (which shall include any Treasury Transaction) owed by it to anyone else except:

(a)	Financial Indebtedness incurred pursuant to the Senior Facility;

(b)	Financial Indebtedness incurred under the Finance Documents and the Senior Facility Finance Documents;

(c)	Financial Indebtedness owed to another Obligor which is subordinated in a manner approved by the Lenders;

(d)	Financial Indebtedness owed to trade creditors of the Borrower given in the ordinary course of its business; and

(e)	Financial Indebtedness permitted under clause 26.4 (Guarantees),

26.3.2	No Borrower shall pay any amounts owing under or in connection with the Finance Documents at any time when an Event of Default has occurred and is continuing and the restrictions contained in clause 3.6 (Limitation on claiming or accepting payment) of the Intercreditor Agreement have become applicable.

26.4	Guarantees

No Borrower shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees in favour of trade creditors of such Borrower given in the ordinary course of its business or in order to avoid the creation of, or to release, a Permitted Maritime Lien;

(b)	performance guarantees in favour of a Ship’s Charterer in respect of management obligations which have been subcontracted to that Ship’s Commercial Manager or Technical Manager provided that such guarantees are not in respect of any Financial Indebtedness; and

(c)	guarantees which are Financial Indebtedness permitted under clause 26.3 (Financial Indebtedness).

26.5	Bank accounts and other financial transactions

No Borrower shall:

(a)	maintain any bank accounts with a bank or financial institution except for the Accounts;

(b)	hold cash in any account (other than in an Account); and

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 26 (Business restrictions).

26.6	Disposals

No Borrower shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
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(b)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of such Borrower, in each case for cash on normal commercial terms and on an arm’s length basis; and

(c)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

26.7	Contracts and arrangements with Affiliates

No Obligor shall be a party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

26.8	Subsidiaries

No Borrower shall establish or acquire a company or other entity.

26.9	Acquisitions and investments

No Borrower shall, without approval, acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(c)	the incurrence of liabilities in the ordinary course of its business;

(d)	any loan or credit not otherwise prohibited under this Agreement; or

(e)	pursuant to any Finance Document , Senior Facility Finance Document or Charter Document to which it is party.

26.10	Reduction of capital

No Borrower shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

26.11	Increase in capital

No Borrower shall (and it is hereby undertaken by each Borrower that the Guarantors shall not) issue shares or other equity interests to anyone in a manner that permits a Change of Control.

26.12	Distributions and other payments

No Borrower shall:

(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)	make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument,
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except to its Holding Company and provided no Default is continuing or would result from the making of such payment or declaration and such a dividend, distribution or payment is declared.

27	Events of Default

Each of the events or circumstances set out in clauses 27.1 to 27.21 is an Event of Default.

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable provided however that no Event of Default shall occur (a) if a Disruption Event has occurred and such payment is made within three Business Days of the due date or (b) if, due to problems with a postal system which are outside of the control of the Obligors, a letter requesting payment under this Agreement is not delivered such that the relevant Obligor is not aware of the required payment and such payment is made within three Business Days of the relevant Obligor becoming aware of it.

27.2	Value of security

The Borrowers do not comply with clause 23 (Minimum security value).

27.3	Insurance

27.3.1	The Insurances of any Ship are not placed and kept in force in the manner required by clause 22 (Insurance).

27.3.2	Any insurer either:

(a)	cancels any such Insurances and such Insurances are not immediately replaced by the Borrowers to the full satisfaction of the Lenders; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person.

27.4	Sanctions

27.4.1	An Obligor does not comply with the provisions of clause 17.31 (Sanctions) or clause 19.12 (Sanctions) provided always that the Lenders will consider in good faith any request to waive an Event of Default for breach of sanctions pursuant to this clause if the Lenders consider that the state of affairs giving rise to the breach has been addressed to the Lenders’ satisfaction

27.4.2	No Event of Default shall arise under clause 27.4.1 (Sanctions) if (a) the non-compliance with clauses 17.31 (Sanctions) or 19.12 (Sanctions) arose solely as a result of the circumstances set out in clause 19.12.4 (Sanctions) and (b) the relevant Borrower takes the actions set out, and within the time period specified, in such clause.

27.5	Other obligations

27.5.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 27.1 (Non-payment), 27.2 (Value of security), 27.3 (Insurance), 27.4 (Sanctions) or 27.6 (Financial Covenants)).

27.5.2	No Event of Default under clause 27.5.1 above will occur if the Agent (acting on the instructions of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within 20 days of the earlier of (a) the Agent giving notice to the Borrowers and (b) any of the Borrowers becoming aware of the failure to comply.
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27.6	Financial Covenants

GasLog does not comply with any financial covenant pursuant to clause 5 of the GasLog Guarantee (Financial covenants) or, as applicable, GLOP does not comply with any financial covenant pursuant to clause 5 of the GLOP Guarantee (Financial covenants) or GasLog makes a representation or statement pursuant to clause 5 of the GasLog Guarantee or, as applicable, GLOP makes a representation or statement pursuant to clause 5 the GLOP Guarantee (Financial covenants), which is or proves to have been, in either case, incorrect or misleading in any material respect when made or deemed to be made.

27.7	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made provided that if any representation or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made unless the circumstances giving rise to such misrepresentation or mis-statement are, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), capable of remedy and are remedied to the satisfaction of the Agent within 20 days of the earlier of (a) the agent giving notice to the Obligors or (b) the Obligors becoming aware of the misrepresentation or mis-statement.

27.8	Cross default

27.8.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

27.8.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

27.8.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

27.8.4	The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

27.8.5	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

27.8.6	No Event of Default will occur under this clause 27.8 if the aggregate amount of Financial Indebtedness falling within clauses 27.8.1 to 27.8.5 above is less than $10,000,000 in respect of the Guarantors and $1,000,000 in respect of any other Obligor.

27.9	Insolvency

27.9.1	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

27.9.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

27.9.3	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
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27.10	Insolvency proceedings

27.10.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

27.10.2	Clause 27.10.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

27.11	Creditors’ process

27.11.1	Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Obligor (having an aggregate value equal to or in excess of $10,000,000 in respect of the Guarantors and $1,000,000 in respect of any other Obligor (in each case, or its equivalent in other currencies)) and is not discharged within fifteen days.

27.11.2	Any judgment or order (for an amount in excess of $10,000,000 in respect of the Guarantors and $1,000,000 in respect of any other Obligor (in each case, or its equivalent in other currencies)) is made against any Obligor and is not stayed or complied with within thirty days.

27.12	Unlawfulness and invalidity

27.12.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

27.12.2	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

27.12.3	Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

27.12.4	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

27.13	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (except in the case of an Owner as a result of the sale of its Ship in accordance with, and subject to, the provisions of this Agreement).

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27.14	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or its assets and such Obligor fails to procure its release or as the case may be the release of such assets within a period of fifteen days thereafter (or such longer period as may be approved by the Lenders).

27.15	Repudiation and rescission of Finance Documents

An Obligor rescinds or repudiates a Finance Document.

27.16	Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place against any Obligor or any of its assets, rights or revenues, and which, if adversely determined, which might, in the reasonable opinion of the Majority Lenders, be expected to have a Material Adverse Effect.

27.17	Material Adverse Effect

Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Majority Lenders reasonably believe has, or might reasonably be expected to have, a Material Adverse Effect.

27.18	Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

27.19	Arrest of Ship

Any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 30 days thereafter (or such longer period as may be approved by the Lenders).

27.20	Ship registration

Except with approval of the Lenders, the registration of any Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

27.21	Political risk

The Flag State of any Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event, has or might, in the reasonable opinion of the Majority Lenders, be expected to have, a Material Adverse Effect and, within 15 days of notice from Agent to do so (or such longer period as may be approved by the Lenders), such action as the Agent may require to ensure that such circumstances will not have such an effect has not been taken by the Borrowers.

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27.22	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (but subject to the provisions of the Intercreditor Agreement) the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that no withdrawals be made from any Account; and/or

(e)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
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SECTION 8 - CHANGES TO PARTIES

28	Changes to the Lenders

28.1	Assignments and transfers by the Lenders

Subject to this clause 28, a Lender (the Existing Lender) may assign any of its rights to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

28.2	Conditions of assignment

28.2.1	The prior written consent of the Borrowers is required for an assignment by a Lender, unless (i) the assignment is to another Lender or an Affiliate of a Lender or (ii) an Event of Default is continuing. The Agent will immediately advise the Borrowers of the assignment. Subject to no Event of Default being continuing, the Borrowers shall be at full liberty to withhold consent if a proposed assignment will result in an increased cost to the Borrowers.

28.2.2	The Borrowers’ consent may not be unreasonably withheld or delayed and will be deemed to have been given five Business Days after the Lender has requested consent unless consent is expressly refused within that time. Provided, however that, subject to no Event of Default being continuing, the Borrowers shall be entitled to withhold consent in their discretion if the assignment is to a trust or fund.

28.2.3	An assignment will only be effective:

(a)	on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was an Original Lender;

(b)	on the New Lender entering into any documentation required for it to accede as a party to the Intercreditor Agreement and any Security Document to which the Original Lender is a party in its capacity as a Lender;
(c)	if at the time when an assignment takes effect more than one Utilisation is outstanding, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation;
(d)	on the performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Lender and the New Lender; and

(e)	if that Existing Lender assigns equal fractions of its Commitment and participation in the Utilisations (if any) under the Facility.

28.2.4	If:
(a)	a Lender assigns any of its rights under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or 13 (Increased Costs),
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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or change had not occurred unless the assignment or change is made by the Lender with the Borrowers’ agreement to mitigate any circumstances giving rise to a Tax Payment or increased cost, or a right to be prepaid and/or cancelled by reason of illegality.

28.2.5	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
28.3	Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $3,000.

28.4	Limitation of responsibility of Existing Lenders
28.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(d)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; or

(e)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

28.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of:

(i)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(ii)	the application of any Basel II Regulation or Basel III Regulation, to the transactions contemplated by the Finance Documents,

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(b)	will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and
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(c)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

28.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 28; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents or otherwise.

28.5	Procedure for transfer
28.5.1	Subject to the conditions set out in clause 28.2 (Conditions of assignment) an assignment is effected in accordance with clause 28.5.2 below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 28.2.3 which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.
28.5.2	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to be released from its obligations under the Finance Documents, the Existing Lender shall be released from further obligations towards the Obligors and the other Finance Parties under the Finance Documents and rights of the Obligors and the other Finance Parties against the Existing Lender under the Finance Documents shall be cancelled (being the Discharged Obligations) (but the obligations owed by the Obligors under the Finance Documents shall not be released);

(b)	the New Lender shall assume obligations towards each of the Obligors who are a Party and/or the Obligors and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights and Obligations only insofar as the New Lender has assumed and/or the Obligors and the other Finance Parties acquired the same in place of the Existing Lender;

(c)	the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Security Agent, Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party to the Finance Documents as a “Lender” for the purposes of all the Finance Documents.

28.6	Copy of Transfer Certificate to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 28.2.3, send a copy of that Transfer Certificate and such documents to the Borrowers and the other Lenders.

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28.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 28, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
29	Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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SECTION 9 - THE FINANCE PARTIES

30	Roles of Agent, Security Agent and Arrangers
30.1	Appointment of the Agent
30.1.1	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.
30.1.2	Each such other Finance Party authorises the Agent:
(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

30.2	Instructions to Agent
30.2.1	The Agent shall:
(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(i)	all Lenders or the Majority Lenders (as the case may be) if the relevant Finance Document stipulates the matter requires such decision; and
(ii)	in all other cases, the Majority Lenders; and
(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

30.2.2	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.
30.2.3	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties for the Security Agent.
30.2.4	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
30.2.5	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
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30.2.6	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 30.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.
30.3	Duties of the Agent
30.3.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
30.3.2	Without prejudice to clause 28.6 (Copy of Transfer Certificate to Borrowers), clause 30.3.1 shall not apply to any Transfer Certificate.
30.3.3	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
30.3.4	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
30.3.5	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.
30.3.6	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
30.4	Role of the Arrangers and Bookrunner

Except as specifically provided in the Finance Documents, the Arrangers and the Bookrunner have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

30.5	No fiduciary duties
30.5.1	Nothing in any Finance Document constitutes the Agent, the Arrangers and the Bookrunner as a trustee or fiduciary of any other person.
30.5.2	None of the Agent, the Security Agent, the Arrangers and the Bookrunner shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.
30.6	Business with the Group

The Agent, the Security Agent, the Arrangers and the Bookrunner may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or their Affiliates.

30.7	Rights and discretions of the Agent
30.7.1	The Agent may
(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:
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(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and
(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

30.7.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 27.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(c)	any notice or request made by a Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

30.7.3	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.
30.7.4	Without prejudice to the generality of clause 30.7.3 or clause 30.7.5, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.
30.7.5	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
30.7.6	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:
(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

30.7.7	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
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30.7.8	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.
30.7.9	Without prejudice to the generality of clause 30.7.8, the Agent shall be entitled (but not obliged) to disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers.
30.7.10	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
30.7.11	Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 18 (Information undertakings) unless so required in writing by a Lender in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.
30.8	Responsibility for documentation and other matters

Neither the Agent nor any Arranger is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Charter Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)	the failure of any Obligor or any other party to perform its obligations under any Finance Document or any Charter Document or the financial condition of any such person;

(g)	ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;
(i)	failing to register any of the Security Documents with the Registrar of Companies or any other public office;
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(j)	failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)	failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)	(unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents; or

(m)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

30.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

30.10	Exclusion of liability
30.10.1	Without limiting clause 30.10.2 (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:
(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence, wilful misconduct or fraudulent behaviour;

(b)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property, unless directly caused by its gross negligence, wilful misconduct or fraudulent behaviour; or

(c)	without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(d)	any act, event or circumstance not reasonably within its control; or

(e)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

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30.10.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
30.10.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
30.10.4	Nothing in this Agreement shall oblige the Agent or any Arrangers to carry out
(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

30.10.5	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.
30.11	Lenders’ indemnity to the Agent
30.11.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:
(a)	any Losses for negligence or any other category of liability whatsoever incurred by such Lenders’ Representative in the circumstances contemplated pursuant to clause 33.9 (Disruption to payment systems etc) notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent); and

(b)	any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 30.7.3 (Rights and discretions of the Agent) and any Receiver in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property).

30.11.2	Subject to clause 30.11.3, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 30.11.1.
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30.11.3	Clause 30.11.2 shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.
30.12	Resignation of the Agent
30.12.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Borrowers.
30.12.2	Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent acting through an office in the United Kingdom.
30.12.3	If the Majority Lenders have not appointed a successor Agent in accordance with clause 30.12.2 above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.
30.12.4	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under clause 30.12.3, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 30 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under clause 28.3 of this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will (subject to approval by the Majority Lenders, which approval shall not be unreasonably withheld or delayed) bind the Parties.
30.12.5	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
30.12.6	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
30.12.7	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 30.12.5) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
30.13	Replacement of the Agent
30.13.1	After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.
30.13.2	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
30.13.3	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 30.13.2) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent and the Security Agent) and this clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).
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30.13.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
30.14	Replacement of the Agent for FATCA withholding

The Agent shall resign in accordance with clause 30.12.2 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to clause 30.12.3 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment of the Agent under the Finance Documents, either:

(a)	the Agent fails to respond to a request under clause 12.6 (FATCA Information) and the Borrowers or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to clause 12.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

30.14.2	and (in each case) the Borrowers or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Borrower or that Lender, by notice to the Agent, requires it to resign.
30.15	Confidentiality
30.15.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.
30.15.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
30.15.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, nor any Arranger is obliged to disclose to any other person (a) any confidential information or (b) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty.
30.16	Relationship with the Lenders
30.16.1	The Agent may treat the persons shown in its records as Lenders at the opening of business (in the place of its principal office as notified to the Finance Parties from time to time) as each Lender, acting through its Facility Office:
(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

30.16.2	Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent.
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30.16.3	Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.
30.17	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and any other Group Member;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(f)	the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

30.18	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.19	Agent’s management time and additional remuneration

Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and the Security Agent), clause 16 (Costs and expenses) and clause 30.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

30.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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30.21	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

30.22	Security Agent
30.22.1	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.
30.22.2	Each other Finance Party authorises the Security Agent:
(a)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

30.22.3	The Security Agent accepts its appointment under clause 30.22 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 30.22 - 30.29 (inclusive) and the Security Documents to which it is a party.
30.22.4	The Security Agent undertakes that it will, when requested by the Borrowers or the Lenders, enter into a Quiet Enjoyment Agreement in respect of each Ship.
30.23	Application of certain clauses to Security Agent
30.23.1	Clauses 30.7 (Rights and discretions of the Agent), 30.8 (Responsibility for documentation and other matters), 30.9 (No duty to monitor), 30.10 (Exclusion of liability), 30.11 (Lenders’ indemnity to the Agent), 30.12 (Resignation of the Agent), 30.15 (Confidentiality), 30.16 (Relationship with the Lenders), 30.17 (Credit appraisal by the Lenders), 30.19 (Agent’s management time and additional remuneration) and 30.20 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clause 30.7 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.
30.23.2	In addition, clause 30.12 (Resignation of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 30.23.1, have the following additional sub-clause:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 30.12.1 as

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extended to it by clause 30.23.1, in which case such costs shall be borne by the Lenders (in proportion to their shares of the Total Commitments or, if the Total Commitments are then zero, to their shares of the Total Commitments immediately prior to their reduction to zero).

30.24	Instructions to Security Agent
30.24.1	The Security Agent shall:
(a)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Agent; and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a) above.

30.24.2	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.
30.24.3	Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
30.24.4	The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
30.24.5	In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
30.24.6	The Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 30.24.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.
30.25	Order of application
30.25.1	Subject to the Senior Facility Finance Documents, the Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:
(a)	first, as to a sum equivalent to the amounts payable to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 30.11 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 30.23 (Application of certain clauses to Security Agent)), for the Security Agent absolutely;

(b)	secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely, and pro-rata to the amounts owing to them under the Finance Documents;

(c)	thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the
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Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 30.25.1 as and when any such amounts later fall due;

(d)	fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(e)	fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

30.25.2	The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent) any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent), any other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.
30.25.3	The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 30.25 by paying such amounts to the Agent for distribution in accordance with clause 33 (Payment mechanics).
30.26	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 30.25 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)	may, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and
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(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

30.27	All enforcement action through the Security Agent
30.27.1	None of the other Finance Parties shall have any independent power to enforce any of the Security Documents which are executed in favour of the Security Agent only or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Documents except through the Security Agent.
30.27.2	None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent. If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.
30.28	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 30.25 (Order of application).

30.29	Indemnity from Trust Property
30.29.1	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a “Relevant Person”) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:
(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(b)	as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(c)	in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(d)	in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.
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30.29.2	The rights conferred by this clause 30.29 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 30.29 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.
30.30	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 30.25 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 33.5 (Partial payments) and clause 30.25 (Order of application).

30.31	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in a Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Borrower and of all Security Interests over the assets of such Borrower.

30.32	Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

30.33	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or
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(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained, and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

30.34	Role of Reference Banks
30.34.1	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
30.34.2	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.
30.34.3	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on clauses 30.34.1 to 30.34.3 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
30.35	Third party Reference Banks
30.35.1	A Reference Bank which is not a Party may rely on clauses 30.34.1 to 30.34.3 (Role of Reference Banks), clause 39.3 (Other exceptions) and clause 40 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
30.36	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 30, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 30 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent. The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security
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Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

31	Conduct of business by the Finance Parties
31.1	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.2	Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 27.22(b) (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers, any Obligors or any Subsidiaries of an Obligor and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 30 (Roles of Agent, Security Agent and Arranger) as it applies to the Security Agent.

31.3	Majority Lenders
31.3.1	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.
31.3.2	If, within ten Business Days of the Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents, the Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 66⅔ per cent of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded.

31.3.3	For the purposes of clause 31.3.2, any Lender which notifies the Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.
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31.3.4	Clauses 31.3.2 and 31.3.3 shall not apply in relation to those matters referred to in, or the subject of, clause 32.5 (Exceptions).
31.4	Conflicts
31.4.1	Each Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facility or otherwise.
31.4.2	No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrowers also acknowledge that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.
31.4.3	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.
31.5	Replacement of a Defaulting Lender
31.5.1	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to the Agent and such Lender:
(a)	replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(b)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of any undrawn Commitments), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

31.5.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:
(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	the transfer must take place no later than 20 days after the notice referred to in clause 31.5.1; and

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.
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32	Sharing among the Finance Parties
32.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 33 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 33.5 (Partial payments).

32.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 33.5.1 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5	Exceptions
32.5.1	This clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.
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32.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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SECTION 10 - ADMINISTRATION

33	Payment mechanics

33.1	Payments to the Agent

33.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

33.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

33.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 33.3 (Distributions to an Obligor) and clause 33.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4	Clawback and pre-funding

33.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

33.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

33.4.3	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(a)	the Borrowers shall on demand refund it to the Agent; and

(b)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
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33.5	Partial payments

33.5.1	Subject to the Senior Facility Finance Documents, if the Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses (ignoring any fees payable under clause 11 (Fees)) of the Agent, the Security Agent or the Arrangers under those Finance Documents;

(b)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 30.11 (Lenders’ indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 30.23.1 (Application of certain clauses to Security Agent);

(c)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission or any principal due but unpaid under those Finance Documents; and

(d)	fourthly, in or towards payment pro rata of any other sum due to the Finance Parties but unpaid under the Finance Documents.

33.5.2	The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (b) to (e) of clause 33.5.1.

33.5.3	Clauses 33.5.1 and 33.5.2 above will override any appropriation made by an Obligor.

33.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7	Business Days

33.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

33.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8	Currency of account

33.8.1	Subject to clauses 33.8.2 to 33.8.3, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

33.8.2	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

33.8.3	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

33.8.4	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.
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Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

33.9	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 39 (Amendments and grant of waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 33.9; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35	Notices

35.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2	Addresses

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);
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(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of any Original Lender, the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each other Lender or Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, fax number, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3	Delivery

35.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under clause 35.2 (Addresses), if addressed to that department or officer.

35.3.2	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

35.3.3	All notices from or to an Obligor shall be sent through the Agent.

35.3.4	Any communication or document made or delivered to the Borrowers in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

35.3.5	Any communication or document which becomes effective, in accordance with clauses 35.3.1 to 35.3.4 above, after 5:00 pm in the place of receipt shall be deemed only to become effective on the following day.

35.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5	Electronic communication

35.5.1	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
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Each of the Finance Parties and each Obligor hereby confirm that unless and until notified to the contrary, communication by electronic mail is an acceptable form of general communication.

35.5.2	Any such electronic communication as specified in clause 35.5.1 to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

35.5.3	Any such electronic communication as specified in clause 35.5.1 made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

35.5.4	Any electronic communication which becomes effective, in accordance with clause 35.5.3 above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

35.5.5	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with clause 35.5.

35.6	English language

35.6.1	Any notice given under or in connection with any Finance Document shall be in English.

35.6.2	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36	Calculations and certificates

36.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

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37	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

39	Amendments and waivers

39.1	Required consents

39.1.1	Subject to clauses 39.2 (All Lender matters) and 39.3 (Other exceptions) and unless the provisions of the Intercreditor Agreement expressly provides otherwise, any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

39.1.2	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 39.

39.1.3	Each Obligor agrees to any such amendment or waiver permitted by this clause 39 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this clause 39.1.3, require the consent of the Guarantors.

39.2	All Lender matters

39.2.1	An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a change in the Margin or a change in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(e)	an increase in, or an extension of, any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders pro rata under a Facility or an extension of the Last Availability Date;

(f)	a change to the Borrower or any other Obligor;

(g)	any provision which expressly requires the consent or approval “of the Lenders” or “all of the Lenders” or “all Lenders”;

(h)	clause 2.2 (Finance Parties’ rights and obligations), clause 7.1 (Illegality), clause 7.2 (Change of Control, Drop Down and transfer of shares in GasLog Carriers), clause 7.6
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(Sale or Total Loss), 7.7 (Charter termination), clause 17.31 (Sanctions), clause 19.12 (Sanctions), clause 28 (Changes to the Lenders), clause 32.1 (Payments to Finance Parties), this clause 39, clause 43 (Governing law) or clause 44.1 (Jurisdiction of English courts);

(i)	the order of distribution under clause 33.5.1 (Partial payments);

(j)	the order of distribution under clause 30.25.1 (Order of application);

(k)	the currency in which any amount is payable under any Finance Document;

(l)	an increase in any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments pro rata;

(m)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(n)	a change to the circumstances in which the security constituted by the Security Documents are permitted or required to be released or reassigned under any of the Finance Documents; or

(o)	any consent or decision expressly required to be given, or as the case may be, made by the Junior Finance Parties (as such term is defined in the Intercreditor Agreement to mean the Finance Parties under this Agreement) pursuant to the terms of the Intercreditor Agreement, shall not be made, or given, without the prior consent of all the Lenders.

39.3	Other exceptions

39.3.1	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent or the Arrangers (as the case may be).

39.3.2	Notwithstanding clauses 39.1 and 39.2.1 to 39.3.1 (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

39.3.3	Subject to clause 39.3.1, if the Screen Rate is not available, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Borrowers.

39.4	Releases

Except with the approval of all of the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
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39.5	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with clause 7.1 (Illegality, prepayment and cancellation) to any Lender,

then the Guarantors may, on 10 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Guarantors and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Advances and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this clause 39.5 shall be subject to the provisions of clause 28 (Changes to the Lenders).

(c)	The Guarantors shall have no right to replace the Agent or the Security Agent.

40	Confidentiality

40.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 40.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2	Disclosure of information

Any Finance Party may disclose (without the consent of the Borrowers) to any of its Affiliates and any of its or their officers, directors and employees who are bound by similar confidentiality obligations in favour of the Obligors as set out herein, and to its legal advisers, auditors and other professional advisers in respect of whom a professional obligation of confidentiality is due and to any other person:

(a)	in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents provided that such person to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for secondary debt trading or such other form of confidentiality undertaking agreed between the Guarantors and such person;

(b)	in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to clause 28.7 (Security over Lender’s rights).

(c)	in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor provided that such person to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality
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Undertaking for secondary debt trading or such other form of confidentiality undertaking agreed between the Guarantors and such person;

(d)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or stock exchange rules; or

(e)	to a rating agency, provided that such rating agency to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for secondary debt trading or such other form of confidentiality undertaking agreed between the Guarantors and such rating agency, and, with the consent of the Borrowers, any Finance Party may disclose to any other person such Confidential Information as that Finance Party shall consider appropriate.

The Agent and the Arrangers each may, at their own expense, publish information about their participation in, or agency or arrangement in respect of, the Facilities and, for such purposes, to use the Borrowers’ and/or the Obligors’ logo and trademark in connection with such publication with the prior written consent of GasLog and GLOP.

40.3	Entire agreement

This clause 40 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41	Confidentiality of Funding Rates and Reference Bank Quotations

41.1	Confidentiality and disclosure

41.1.1	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by clauses 41.1.2, 41.1.3 and 41.1.4.

41.1.2	The Agent may disclose:

(a)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to clause 8.4 (Notification of rates of interest); and

(b)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for secondary debt trading or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

41.1.3	The Agent may disclose any Funding Rate or any reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(a)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
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(b)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(c)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(d)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

41.1.4	The Agent’s obligations in this clause 40 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 8.4 (Notification of rates of interest) provided that (other than pursuant to clause 41.1.2(a) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

41.2	Related obligations

41.2.1	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the agent, any Reference Bank Quotation for any unlawful purpose.

41.2.2	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be;

(a)	of the circumstances of any disclosure made pursuant to clause 41.1.3(b) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that any information has been disclosed in breach of this clause 40.

41.3	No Event of Default

No Event of Default will occur under clause 27.5 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 41.

42	Counterparts and waiver of immunity

42.1	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.2	Each of the Borrowers hereby, and each of the other Obligors by their execution of the Finance Documents to which they are party, irrevocably and unconditionally:

(a)	agrees not to claim in any jurisdiction, for itself or in respect of its assets, immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or
122

other legal process and waives such present or future immunity, whether claimed or not; and

(b)	consents generally to the giving of any relief or the issue of any process in connection with any proceedings, including the making, enforcement or execution against any property of any nature (irrespective of its use or intended use) of any order or judgement which may be made or given in any proceedings.
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SECTION 11 - GOVERNING LAW AND ENFORCEMENT

43	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

44	Enforcement

44.1	Jurisdiction of English courts

44.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

44.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

44.1.3	This clause 44.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

44.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)	irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
The original parties

Borrowers

Name:	GAS-eighteen Ltd. (Borrower A)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	48623
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Name:	GAS-nineteen Ltd. (Borrower B)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	48943
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Name:	GAS-twenty Ltd. (Borrower C)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	48942
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Name:	GAS-twenty one Ltd. (Borrower D)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	48941
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco
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Name:	GAS-twenty seven Ltd. (Borrower E)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	49900
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Guarantors

Name of GasLog	GasLog Ltd. (GasLog)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	33928
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Name of GasLog Carriers	GasLog Carriers Ltd. (GasLog Carriers)
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41493
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Name of GLOP	GasLog Partners LP (GLOP)
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	950063
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

Name of GPHL	GasLog Partners Holdings LLC (GPHL)
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	962930
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco
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Technical Manager

Name of GasLog LNG	GasLog LNG Services Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	35655
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Simon Crowe, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco

The Original Lenders

Name	ABN AMRO Bank N.V.

Facility Office, address, fax number and attention details for notices and account details for payments	FOR CREDIT MATTERS:

	Address:	Coolsingel 93
3012 AE Rotterdam
The Netherlands
	Attn:	Jurjen Maarleveld / Transportation South Europe/ PAC
GL1610
	Email:	jurjen.maarleveld@nl.abnamro.com

FOR LOAN ADMINISTRATION:

	Address:	Coolsingel 93
1000 EA Amsterdam
The Netherlands
	Attn:	Dien Quan / Pieter van Wijk/ NPL Credits/ ECT / PAC 0914
	Email:	loket.leningenadministratie.ccs@nl.abnamro.com
	Fax:	+31 10 4016118
Commitment ($)	[●]

Name	DNB (UK) Ltd.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF

	Fax:	+44(0)207 626 5956
	Attention:	Credit Middle Office & Agency
Commitment ($)	[●]
127

Name	DVB Bank America N.V.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	Gaitoweg 350 Willemstad Curacao
	Fax:	+5999 431 8749
	Attention:	Kai Förster

With copy to:

DVB Bank SE Park House 16-18 Finsbury Circus London EC2M 7EB United Kingdom Fax +442072564529 Attn: Cornelia Urban
Commitment ($)	[●]

Name	Commonwealth Bank of Australia
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	Level 2, 1 New Ludgate 60 Ludgate Hill London EC4M 7AW

Ph: +44 (0) 20 7710 3607 / +44 (0) 20 7710 3942
	Attention:	Simon Baker/William Barrand
Email: simon.baker2@cba.com.au
william-james.barrand@cba.com.au
Cc: deborah.tan@cba.com.au / trang.nguyen@cba.com.au / postdealmanagementstructuredassetfinance@cba.com.au

Commitment ($)	[●]

Name	ING Bank N.V., London Branch
Facility Office, address, fax number and attention details for notices and account details for payments
	Address:	60 London Wail London EC2M 5TQ
FOR CREDIT MATTERS: Mr Rory Hussey/Ms Olga Terentieva Fax: +44 20 7767 6987 FOR LOAN ADMINISTRATION: Mr Mark Dasalia/ Ms Bernadette Smailes Fax: +44 20 7767 7324
Commitment ($)	[●]
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The Agent

Name	DNB Bank ASA, London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF

	Fax:	+44(0)207 626 5956
	Attention:	Credit Middle Office & Agency

The Security Agent

Name	DNB Bank ASA, London Branch
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF

	Fax:	+44(0)207 626 5956
	Attention:	Credit Middle Office & Agency

The Bookrunners

Name	DNB (UK) Ltd.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF

	Fax:	+44(0)207 626 5956
	Attention:	Credit Middle Office & Agency

Name	ABN AMRO Bank N.V.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	Coolsingel 93
1000 EA Amsterdam
The Netherlands

	Fax:	+31 10 4016118
	Attention:	Dien Quan / Pieter van Wijk/ NPL Credits/ ECT / PAC 0914
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The Arrangers

Name	DNB (UK) Ltd.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	8th Floor
The Walbrook Building
25 Walbrook
London EC4N 8AF

	Fax:	+44(0)207 626 5956
	Attention:	Credit Middle Office & Agency

Name	ABN AMRO Bank N.V.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	Coolsingel 93
1000 EA Amsterdam
The Netherlands

	Fax:	+31 10 4016118
	Attention:	Dien Quan / Pieter van Wijk/ NPL Credits/ ECT / PAC 0914

Name	DVB Bank America N.V.
Facility Office, address, fax number and attention details for notices and account details for payments	Address:	Gaitoweg 350 Willemstad Curacao
	Fax:	+5999 431 8749
	Attention:	Kai Förster

With copy to:

DVB Bank SE Park House 16-18 Finsbury Circus London EC2M 7EB United Kingdom Fax +442072564529 Attn: Cornelia Urban
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Schedule 2
Ship information

Ship A

Name of Ship:	Methane Lydon Volney
Owner:	GAS-eighteen Ltd.
Ship Commitment:	30,000,000
Flag State:	Bermuda
Official Number:	737898
IMO Number:	9307205
Charter description:	Time Charter Party dated 10 April 2014
Charter Rates:	$***** ($***** during optional period) per day (for a 6.5 year period + up to 30 days at Charterer’s option) (optional extension period of 3 or 5 years +/- up to 30 days)
Charterer:	Methane Services Limited, an indirectly wholly owned subsidiary of BG Group plc
Classification:	+A1, Liquefied Gas Carrier, Ⓔ, +AMS, +ACCU, NIBS, TCM, FL 40, SH, SH-DLA, SHCM Additional Notations: PMP, CRC, SFA 40
Classification Society:	American Bureau of Shipping

Ship B

Name of Ship:	Methane Alison Victoria
Owner:	GAS-nineteen Ltd.
Ship Commitment:	30,000,000
Flag State:	Bermuda
Official Number:	737921
IMO Number:	9321768
Charter description:	Time Charter Party dated 29 May 2014
Charter Rates:	$***** ($***** during optional period) per day (for a 5.5 year period + up to 30 days at Charterer’s option) (optional extension period of 3 or 5 years +/- up to 30 days)
Charterer:	Methane Services Limited, an indirectly wholly owned subsidiary of BG Group plc
Classification:	+A1, Liquefied Gas Carrier, Ⓔ, +AMS, +ACCU, NIBS, TCM, FL 40, SH, SH-DLA, SHCM Additional Notations: PMP, CRC, SFA 40 ABS Additional Notations: RRDA, CRC, SFA 40, RW
Classification Society:	American Bureau of Shipping

Ship C

Name of Ship:	Methane Shirley Elisabeth
Owner:	GAS-twenty Ltd.
Ship Commitment:	30,000,000
Flag State:	Bermuda
Official Number:	737920
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IMO Number:	9321756
Charter description:	Time Charter Party dated 4 June 2014
Charter Rates:	$***** ($***** during optional period) per day (for a 6 year period + up to 30 days at Charterer’s option) (optional extension period of 3 or 5 years +/- up to 30 days)
Charterer:	Methane Services Limited, an indirectly wholly owned subsidiary of BG Group plc
Classification:	+A1, Liquefied Gas Carrier, Ⓔ, +AMS, +ACCU, NIBS, TCM, FL 40, SH, SH-DLA, SHCM ABS Additional Notations: RRDA, CRC, SFA 40, RW
Classification Society:	American Bureau of Shipping

Ship D

Name of Ship:	Methane Heather Sally
Owner:	GAS-twenty one Ltd.
Ship Commitment:	30,000,000
Flag State:	Bermuda
Official Number:	737922
IMO Number:	9321744
Charter description:	Time Charter Party dated 19 June 2014
Charter Rates:	$***** ($***** during optional period) per day (for a 6.5 year period + up to 30 days at Charterer’s option) (optional extension period of 3 or 5 years +/- up to 30 days)
Charterer:	Methane Services Limited, an indirectly wholly owned subsidiary of BG Group plc
Classification:	+A1, Liquefied Gas Carrier, Ⓔ, +AMS, +ACCU, NIBS, TCM, FL 40, SH, SH-DLA, SHCM ABS Additional Notations: RRDA, CRC, SFA 40, RW
Classification Society:	American Bureau of Shipping

Ship E

Name of Ship:	Methane Becki Anne
Owner:	GAS-twenty seven Ltd.
Ship Commitment:	60,000,000
Flag State:	Bermuda
Official Number:	740514
IMO Number:	9516129
Charter description:	Master Time Charter Party and Confirmation Memorandum dated 25 March 2015
Charter Rates:	$***** per day (for a 9 year period + up to 30 days at Charterer’s option) (optional extension period of 3 or 5 years +/- up to 30 days)
Charterer:	Methane Services Limited, currently a wholly owned subsidiary of BG Energy Holdings Limited
Classification:	+A1, Liquefied Gas Carrier, Ⓔ, +AMS, +ACCU, NBL, FL 40, SH, SH-DLA, SHCM
Classification Society:	American Bureau of Shipping
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Schedule 3
Conditions precedent

Part 1

Conditions precedent to this Agreement

1	Obligors’ corporate documents

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	A copy of a resolution of the board of directors of each Obligor (or any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents (Relevant Documents) to which it is a party and resolving that it executes the Relevant Documents;

(ii)	authorising a specified person or persons to execute the Relevant Documents on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person signing a Finance Document referred to in paragraph (b) above.

(e)	(if a requirement under the Constitutional Documents of each Obligor or Bermudian law) A copy of a resolution signed by all the holders of the issued shares in each Obligor, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor is a party.

(f)	(if a requirement under the Constitutional Documents of each Obligor or Bermudian law) A copy of a resolution of the board of directors of each corporate shareholder of each Obligor approving the terms of the resolution referred to in paragraph (e) above.

(g)	A certificate of each of GasLog and GLOP (signed by an officer) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments in accordance with the terms of its respective Guarantee would not cause any borrowing, guaranteeing or similar limit binding on any other Obligor to be exceeded.

(h)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor.

(i)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.
133

2	Legal opinions

(a)	A legal opinion of Norton Rose Fulbright LLP, London addressed to the Arrangers, the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent.

(b)	A legal opinion of the legal advisers to the Arrangers, the Security Agent and the Agent in England and also each jurisdiction in which an Obligor is incorporated and/or which is the Flag State of a Ship, or in which an Account opened at Utilisation is established or which governs any assets which are to be the subject of a Security Interest for the benefit of all the Finance Parties substantially in the form approved by the Agent.

3	Legal and beneficial ownership

The Agent shall have received details of the name, company number and current legal and beneficial owners of the Relevant Company in form and substance acceptable to the Agent.

4	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 44.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Obligor, has accepted its appointment.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document which is executed on and dated the date of the Agreement or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements and any compliance certificate from the Guarantors.

(d)	Evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid on or by the first Utilisation Date.

5	Bank Accounts

Evidence that any Account required to be established under clause 25 (Bank accounts) has been opened and that any Account Security in respect of each such Account has been executed and delivered by the Borrowers in favour of the Security Agent and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

6	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

7	Guarantees

The Guarantees duly executed.

8	Intercreditor Agreement and Senior Facility Agreement

The Intercreditor Agreement and Senior Facility Agreement duly executed.

9	Charter Documents

A copy, certified by an approved person to be a true and complete copy, of the Charter Documents.

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Part 2

Conditions precedent to Utilisation

1	Corporate documents

(a)	A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)	A certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the Utilisation Date for the Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Utilisation Request

A duly completed Utilisation Request in the form set out in Schedule 4 (Utilisation Request).

3	Security

(a)	The Mortgage, Share Security, the Deed of Covenant and the Charter Assignment for the relevant Ship duly executed by the relevant Owner.

(b)	The Quiet Enjoyment Agreement duly executed by the Security Agent, the relevant Owner and the Charterer.

(c)	Any Manager’s Undertaking then required pursuant to the Finance Documents duly executed by the relevant manager.

(d)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

4	Registration of Ship

Evidence that the relevant Ship:

(a)	is legally and beneficially owned by the relevant Owner and permanently registered in the name of the relevant Owner through the relevant Registry as a Bermudian flagged ship under the laws and flag of the relevant Flag State;

(b)	is operationally seaworthy and in every way fit for service;

(c)	is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(d)	is insured in the manner required by the Finance Documents;

(e)	has been delivered, and accepted for service, under the Charter; and

(f)	is free of any other charter commitment which would require approval under the Finance Documents.
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5	Mortgage Registration

Evidence that the relevant second Mortgage has been registered against the Ship as a second priority mortgage through the Registry under the laws and flag of its Flag State.

6	Insurance

In relation to the relevant Ship’s Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)	evidence that such Insurances have been placed in accordance with clause 22 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)	the safety management certificate in respect of such Ship issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of such Ship issued under the ISPS Code;

(d)	If so requested by the Agent, any other certificates issued under any applicable code required to be observed by such Ship or in relation to its operation under any applicable law.

8	Value of security

Valuations obtained (not more than 30 days before the relevant Utilisation Date) in accordance with clause 23 (Minimum security value) showing that the Security Value of the Ships will be not less than the Minimum Value upon execution of the Security Documents specified in paragraph 3 (Security) of this Part 2 of this Schedule.

9	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

10	Environmental matters

(Promptly as of the Utilisation Date) copies of the relevant Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the relevant Ship from an approved person.

11	Withholding Tax

If relevant, assurance that any withholding tax will be paid or application to the tax authorities in any Relevant Jurisdiction is or will be sent.

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12	Senior Facility Finance Documents

The remaining Senior Facility Finance Documents duly executed.

13	Material Adverse Effect

There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of any of the Obligors or the Group) since the date of the Original Financial Statements.

14	Consents

Evidence that any consents required in connection with the delivery of the relevant Ship, the registration of title to the relevant Ship, the registration of the Mortgage over the relevant Ship and the assignment of the Ship’s Charter have been obtained.

15	Management Agreement

Where a manager has been approved in accordance with clause 20.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and such Manager, relating to the appointment of each Manager and the management services to be provided by it to the relevant Owner in respect of the relevant Ship.

16	Legal opinions

(a)	A legal opinion of Norton Rose Fulbright LLP, London addressed to the Arrangers, the Security Agent and the Agent and for the benefit of all the Finance Parties on matters of English law, substantially in the form approved by the Agent.

(b)	a legal opinion of the legal advisers to the Arrangers, the Security Agent and the Agent in each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or which governs any assets which are to be the subject of a Security Interest for the benefit of all the Finance Parties substantially in the form approved by the Agent.

17	BG Bullet Facilities

Evidence that the relevant tranche of the applicable BG Bullet Facility relating to the relevant Ship will be repaid and cancelled on the Utilisation Date.

18	Prepayment in full of $135,000,000 junior loan facility to Borrower E and Gas-twenty six Ltd

Evidence that the junior loan facility of up to $135,000,000 made available to Borrower E and Gas-twenty six Ltd. pursuant to a junior loan agreement dated 25 March 2015 has been or will, on the Utilisation Date, be repaid in full.

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Schedule 4
Utilisation Request

From:	GAS-eighteen Ltd.
GAS-nineteen Ltd.
GAS-twenty Ltd.
GAS-twenty one Ltd.
GAS-twenty seven Ltd.

To:	DNB Bank ASA
Dated:	[●]

Dear Sirs

$180,000,000

Facility Agreement dated [●] 2016 (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount:	$[●]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this Advance is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to [●] [specify account].

5	[We request that the first Interest Period for the Loan be [●] months.][Note: first Utilisation only]

6	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
GAS-eighteen Ltd.

authorised signatory for
GAS-nineteen Ltd.
138

authorised signatory for
GAS-twenty Ltd.

authorised signatory for
GAS-twenty one Ltd.

authorised signatory for
GAS-twenty seven Ltd.
139

Schedule 5
Form of Transfer Certificate

To:	[●] as Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$180,000,000 Facility Agreement dated [●] 2016 (the “Agreement”)

1	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 28.5 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)	The proposed Transfer Date is [●].

(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 35.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 28.4 (Limitation of responsibility of Existing Lenders).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	The New Lender shall enter into any documentation required for it to accede as a party to the Intercreditor Agreement and any Security Document to which the Existing Lender is a party in its capacity as a Lender.

6	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

7	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender’s interest in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

140

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [●].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

141

SIGNATURES

THE BORROWERS

GAS-eighteen Ltd.

By: Simon Crowe		/s/ Simon Crowe

GAS-nineteen Ltd.

By: Simon Crowe		/s/ Simon Crowe

GAS-twenty Ltd.

By: Simon Crowe		/s/ Simon Crowe

GAS-twenty one Ltd.

By: Simon Crowe		/s/ Simon Crowe

GAS-twenty seven Ltd.

By: Simon Crowe		/s/ Simon Crowe

THE ARRANGERS

ABN AMRO BANK N.V.

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

DNB (UK) LTD

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

DVB BANK AMERICA N.V.

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

THE ORIGINAL LENDERS

ABN AMRO BANK N.V.

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

DNB (UK) LTD

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact
142

DVB BANK AMERICA N.V.

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

ING BANK N.V., LONDON BRANCH

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

COMMONWEALTH BANK OF AUSTRALIA

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

THE BOOKRUNNERS

DNB (UK) LTD

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

ABN AMRO BANK N.V.

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

THE AGENT

DNB BANK ASA, LONDON BRANCH

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact

THE SECURITY AGENT

DNB BANK ASA, LONDON BRANCH

By:	Anne Thomas	/s/ Anne Thomas
Attorney-in-fact
143